                                                                [EXECUTION COPY]


                                U.S. $275,000,000

                                CREDIT AGREEMENT,

                          dated as of January 29, 1999


                                      among


                        NEXTEL PARTNERS OPERATING CORP.,
                                as the Borrower,


                         VARIOUS FINANCIAL INSTITUTIONS,
                                 as the Lenders,


                           DLJ CAPITAL FUNDING, INC.,
                    as the Syndication Agent for the Lenders,


                              THE BANK OF NEW YORK,
                   as the Documentation Agent for the Lenders,


                                       and

                            BANK OF MONTREAL, as the
                      Administrative Agent for the Lenders.




                                   ARRANGED BY

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                                 TABLE OF CONTENTS

SECTION                                                                          PAGE

                                                     ARTICLE I

                                         DEFINITIONS AND ACCOUNTING TERMS
1.1.            Defined Terms                                                       3
1.2.            Use of Defined Terms                                               35
1.3.            Cross-References                                                   35
1.4.            Accounting and Financial Determinations                            36

                                                    ARTICLE II

                                        COMMITMENTS, BORROWING PROCEDURES,
                                            NOTES AND LETTERS OF CREDIT

2.1.            Commitments                                                        36
2.1.1.          Term Loan Commitments                                              36
2.1.2.          Revolving Loan Commitment                                          36
2.1.3.          Additional Commitments                                             37
2.1.4.          Letter of Credit Commitment                                        38
2.1.5.          Lenders Not Permitted or Required to Make Loans                    38
2.1.6.          Issuer Not Required to Issue Letters of Credit                     38
2.2.            Reduction of Commitment Amounts                                    38
2.2.1.          Optional                                                           38
2.2.2.          Mandatory                                                          39
2.3.            Borrowing Procedure and Funding Maintenance                        39
2.4.            Continuation and Conversion Elections                              40
2.5.            Funding                                                            40
2.6.            Issuance Procedures                                                41
2.6.1.          Other Lenders' Participation                                       41
2.6.2.          Disbursements; Conversion to Revolving Loans                       42
2.6.3.          Reimbursement                                                      42
2.6.4.          Deemed Disbursements                                               43
2.6.5.          Nature of Reimbursement Obligations                                43
2.7.            Register; Notes                                                    44

                                                 TABLE OF CONTENTS
                                                    (continued)

SECTION                                                                            PAGE

                                                    ARTICLE III

                                    REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
3.1.            Repayments and Prepayments; Application                              45
3.1.1.          Repayments and Prepayments                                           45
3.1.2.          Application                                                          49
3.2.            Interest Provisions                                                  49
3.2.1.          Rates                                                                49
3.2.2.          Post-Maturity Rates                                                  50
3.2.3.          Payment Dates                                                        50
3.3.            Fees                                                                 50
3.3.1.          Commitment Fee                                                       51
3.3.2.          Administrative Agent Fee                                             51
3.3.3.          Letter of Credit Fee                                                 51

                                                    ARTICLE IV

                                      CERTAIN LIBO RATE AND OTHER PROVISIONS

4.1.            LIBO Rate Lending Unlawful                                           51
4.2.            Deposits Unavailable                                                 52
4.3.            Increased LIBO Rate Loan Costs, etc.                                 52
4.4.            Funding Losses                                                       52
4.5.            Increased Capital Costs                                              53
4.6.            Taxes                                                                53
4.7.            Payments, Computations, etc.                                         55
4.8.            Sharing of Payments                                                  56
4.9.            Setoff                                                               56
4.10.           Mitigation                                                           57
4.11.           Replacement of Lenders                                               57
5.1.            Initial Credit Extension                                             58
5.1.1.          Resolutions, etc.                                                    58
5.1.2.          Delivery of Notes                                                    58
5.1.3.          Transaction Documents                                                58

                                                 TABLE OF CONTENTS
                                                    (continued)

SECTION                                                                                 PAGE

                                                     ARTICLE V

                                          CONDITIONS TO CREDIT EXTENSIONS

5.1.4.          Closing Date Certificate                                                  58
5.1.5.          Subsidiary Guaranty                                                       59
5.1.6.          Parent Guaranty and Pledge Agreement                                      59
5.1.7.          Security Agreements                                                       59
5.1.8.          Assignment Agreement and Consents to Assignment                           60
5.1.9.          Licenses                                                                  60
5.1.10.         Consents                                                                  60
5.1.11.         Capitalization and Structure                                              61
5.1.12.         Vendor Contracts                                                          61
5.1.13.         Financial Information, etc.                                               61
5.1.14.         Business Plan                                                             61
5.1.15.         Nextel Contribution, Motorola Contribution, Investors Contribution,
                  Borrower Equity Contribution and Senior Discount Note Issuance          61
5.1.16.         Litigation                                                                61
5.1.17.         Material Adverse Change                                                   62
5.1.18.         Reliance Letters                                                          62
5.1.19.         Opinions of Counsel                                                       62
5.1.20.         Insurance                                                                 62
5.1.21.         NWIP Undertaking                                                          62
5.1.22.         Cash Account; Cash Collateral Agreement                                   62
5.1.23.         Realco Agreement; Management Agreement                                    63
5.1.24.         Closing Fees, Expenses, etc.                                              63
5.1.25.         Satisfactory Legal Form                                                   63
5.2.            All Credit Extensions                                                     63
5.2.1.          Compliance with Warranties, No Default, etc.                              63
5.2.2.          Credit Extension Request                                                  64

                                                    ARTICLE VI

                                          REPRESENTATIONS AND WARRANTIES

6.1.            Organization, etc.                                                        64
6.2.            Due Authorization, Non-Contravention, etc.                                64
6.3.            Government Approval, Regulation, etc.                                     65
6.4.            Validity, etc.                                                            65
6.5.            Financial Information                                                     65
6.6.            No Material Adverse Effect                                                65
6.7.            Litigation, Labor Controversies, etc.                                     66
6.8.            Subsidiaries                                                              66
6.9.            Ownership of Properties                                                   66

                                                 TABLE OF CONTENTS
                                                    (continued)

SECTION                                                                         PAGE

6.10.           Taxes                                                             66
6.11.           Pension and Welfare Plans                                         66
6.12.           Environmental Warranties                                          67
6.13.           Regulations U and X                                               68
6.14.           Licenses; License Transfer                                        68
6.15.           FCC Compliance                                                    68
6.16.           Accuracy of Information                                           69
6.17.           Solvency                                                          69
6.18.           Year 2000                                                         70
6.19.           Credit Facility                                                   70
6.20.           Interests in Real Property Sufficient for Conduct of Business     70

                                                    ARTICLE VII

                                                     COVENANTS

7.1.            Affirmative Covenants                                             70
7.1.1.          Financial Information, Reports, Notices, etc.                     70
7.1.2.          Compliance with Laws, etc.                                        72
7.1.3.          Maintenance of Properties                                         72
7.1.4.          Insurance                                                         73
7.1.5.          Books and Records                                                 73
7.1.6.          Environmental Covenant                                            73
7.1.7.          Future Subsidiaries                                               74
7.1.8.          Future Leased Property and Future Acquisitions of Real
                  Property; Future Acquisition of Other Property                  75
7.1.9.          Use of Proceeds, etc.                                             76
7.1.10.         Hedging Obligations                                               76
7.1.11.         Undertaking                                                       76
7.1.12.         Landlord Consents                                                 76
7.1.13.         Year 2000                                                         76
7.1.14.         Termination Statements                                            77
7.2.            Negative Covenants                                                77
7.2.1.          Business Activities                                               77
7.2.2.          Indebtedness                                                      77
7.2.3.          Liens                                                             78
7.2.4.          Financial Covenants                                               80
7.2.5.          Investments                                                       85
7.2.6.          Restricted Payments, etc.                                         86
7.2.7.          Capital Expenditures, etc.                                        87

                                                 TABLE OF CONTENTS
                                                    (continued)

SECTION                                                                                   PAGE

7.2.8           Consolidation, Merger, etc.                                                 88
7.2.9           Asset Dispositions, etc.                                                    88
7.2.10          Modification of Certain Agreements                                          89
7.2.11          Transactions with Affiliates                                                89
7.2.12          Negative Pledges, Restrictive Agreements, etc.                              90
7.2.13          Liabilities of License Subsidiary                                           90

                                                   ARTICLE VIII

                                                 EVENTS OF DEFAULT

8.1             Listing of Events of Default                                                90
8.1.1           Non-Payment of Obligations                                                  90
8.1.2           Breach of Warranty                                                          91
8.1.3           Non-Performance of Certain Covenants and Obligations                        91
8.1.4           Non-Performance of Other Covenants and Obligations                          91
8.1.5           Default on Other Indebtedness                                               91
8.1.6           Judgments                                                                   91
8.1.7           Pension Plans                                                               91
8.1.8           Control of the Borrower                                                     92
8.1.9           Bankruptcy, Insolvency, etc.                                                92
8.1.10.         Impairment of Security, etc.                                                93
8.1.11.         Licenses                                                                    93
8.1.12.         Rights to Use                                                               93
8.1.13          Subscription and Contribution Agreement                                     93
8.1.14          License Transfer                                                            93
8.1.15          Nextel Operating Agreements                                                 93
8.2             Action if Bankruptcy                                                        94
8.3             Action if Other Event of Default                                            94

                                                    ARTICLE IX

                                             THE ADMINISTRATIVE AGENT

9.1.            Actions                                                                     94
9.2.            Funding Reliance, etc                                                       95
9.3.            Exculpation                                                                 95
9.4.            Successor                                                                   96
9.5.            Credit Extensions by Each Agent and Issuer                                  96
9.6.            Credit Decisions                                                            97

                                                 TABLE OF CONTENTS
                                                    (continued)

SECTION                                                                                   PAGE

9.7             Copies, etc.                                                                97
9.8             The Syndication Agent, the Documentation Agent and the Administrative
                  Agent                                                                     97

                                                     ARTICLE X

                                             MISCELLANEOUS PROVISIONS

10.1.           Waivers, Amendments, etc                                                    97
10.2.           Notices                                                                     99
10.3.           Payment of Costs and Expenses                                               99
10.4.           Indemnification                                                             99
10.5.           Survival                                                                   101
10.6.           Severability                                                               101
10.7.           Headings                                                                   101
10.8.           Execution in Counterparts, Effectiveness, etc                              101
10.9.           Governing Law; Entire Agreement                                            101
10.10.          Successors and Assigns                                                     101
10.11.          Sale and Transfer of Loans and Notes; Participations in Loans and Notes    102
10.11.1.        Assignments                                                                102
10.11.2.        Participations                                                             104
10.12.          Confidentiality                                                            104
10.13.          Other Transactions                                                         105
10.14.          Forum Selection and Consent to Jurisdiction                                105
10.15.          Waiver of Jury Trial                                                       106


                                TABLE OF CONTENTS
                                   (continued)


SCHEDULES:

Schedule I          -     Disclosure Schedule
Schedule II         -     Percentages and Administrative Information
Schedule III        -     Licenses/Network Area
Schedule IV         -     Investors

EXHIBITS:

Exhibit A-1         -     Form of Revolving Note
Exhibit A-2         -     Form of Term Note
Exhibit B-1         -     Form of Borrowing Request
Exhibit B-2         -     Form of Issuance Request
Exhibit C           -     Form of Continuation/Conversation Notice
Exhibit D           -     Form of Closing Date Certificate
Exhibit E           -     Form of Compliance Certificate
Exhibit F-1         -     Form of Borrower Security and Pledge Agreement
Exhibit F-2         -     Form of Subsidiary Security and Pledge Agreement
Exhibit G           -     Form of Parent Guaranty and Pledge Agreement
Exhibit H           -     Form of Subsidiary Guaranty
Exhibit I           -     Form of NWIP Undertaking
Exhibit J           -     Form of Lender Assignment Agreement
Exhibit K           -     Form of Cash Collateral Agreement
Exhibit L           -     Form of Assignment Agreement
Exhibit M-1         -     Form of Realco Agreement
Exhibit M-2         -     Form of Management Agreement
Exhibit N-1         -     Form of New York Counsel Opinion
Exhibit N-2         -     Form of FCC Counsel Opinion
Exhibit N-3         -     Form of Local Counsel Opinion

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of January 29, 1999, among NEXTEL PARTNERS OPERATING CORP., a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), DLJ CAPITAL FUNDING, INC. ("DLJ"), as the syndication agent (the "Syndication Agent") for the Lenders, THE BANK OF NEW YORK, as the documentation agent (the "Documentation Agent") for the Lenders, BANK OF MONTREAL ("BOM"), as the administrative agent (the "Administrative Agent") for the Lenders, and Donaldson, Lufkin & Jenrette Securities Corporation, as Lead Arranger (the Syndication Agent and the Administrative Agent are sometimes referred to herein as the "Agents" and each as an "Agent").


                              W I T N E S S E T H:

         WHEREAS, the Borrower is a wholly-owned Subsidiary of Nextel Partners, Inc., a Delaware corporation (the "Parent");

         WHEREAS, the Borrower intends to construct and operate a digital wireless communications network (the "Network") utilizing (a) specialized mobile radio ("SMR") licenses presently owned by an indirect, wholly-owned subsidiary (the "Nextel License Subsidiary") of Nextel Communications, Inc., a Delaware corporation ("Nextel"), (b) the Nextel brand name, (c) Nextel's national switching infrastructure and (d) the "integrated Dispatch Enhanced Network" or "iDEN" technology developed by Motorola, Inc., a Delaware corporation ("Motorola"), to serve the markets listed on Schedule III;

         WHEREAS, subsequent to the Closing Date (such capitalized term, and other terms used herein, to have the meanings provided in Section 1.1), the License Transfer shall be consummated;

         WHEREAS, in order to accomplish the build-out of the Network (the "Network Build-out"), the following capital-raising transactions shall occur prior to or contemporaneously with the making of the Initial Credit Extensions hereunder:

         (a) the Parent shall have received an equity contribution having an aggregate implied value of approximately $131,000,000 from the issuance of its Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock to Nextel WIP Corp., a Delaware corporation ("NWIP") and an indirect, wholly-owned Subsidiary of Nextel, in exchange for (i) the contribution by NWIP to the Nextel License Subsidiary of the Licenses listed on Schedule III, (ii) the commitment and obligation of Nextel and NWIP to effect the License Transfer and (iii) the execution and delivery by NWIP of certain agreements relating to the operation of the Network (collectively, the "Nextel Contribution");

                  (b) the Parent shall have received a credit in the aggregate amount of $18,400,000 which may be used, dollar-for-dollar, against the future purchase price of Motorola's infrastructure equipment to be used in connection with the Network Build-out from the issuance of its Series A Preferred Stock to Motorola having an implied value of approximately $18,400,000 (the "Motorola Contribution");

                  (c) the Parent shall have received an initial cash equity contribution of approximately $52,133,333 from the issuance of its Series A Preferred Stock to certain investors listed on Schedule IV hereto (collectively, the "Investors"), together with irrevocable binding commitments from the Investors to make subsequent cash equity contributions to the Parent as set forth in the Subscription and Contribution Agreement (the "Investors Contribution");

                  (d) the Parent shall have received gross cash proceeds of $400,000,000 from the issuance of its 14% senior unsecured discount notes due 2009 (the "Senior Discount Notes", with the issuance thereof being herein referred to as the "Senior Discount Notes Issuance"); and

                  (e) all cash and non-cash proceeds received by the Parent from the Nextel Contribution, the Motorola Contribution, the Investors Contribution and the Senior Discount Notes Issuance shall be contributed by the Parent as an equity contribution to the Borrower (the "Borrower Equity Contribution"; the Nextel Contribution, the Motorola Contribution, the Investors Contribution, the Senior Discount Notes Issuance and the Borrower Equity Contribution and all transactions related thereto, including those described in the recitals hereto and the financing described herein, being collectively referred to as the "Transaction");

         WHEREAS, in connection with the Transaction and in order to finance the capital expenditures related to Network Build-out and the ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, the Borrower desires to obtain the following financing facilities from the Lenders:

                  (a) a Term Loan Commitment pursuant to which Borrowings of Term Loans will be made to the Borrower in a single Borrowing on the Closing Date in a maximum, original principal amount of $175,000,000;

                  (b) a Revolving Loan Commitment (to include availability for Revolving Loans and Letters of Credit) pursuant to which Borrowings of Revolving Loans, in a maximum aggregate principal amount (together with all Letter of Credit Outstandings) not to exceed $100,000,000, will be made to the Borrower from time to time on and subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date; and

                  (c) a Letter of Credit Commitment pursuant to which the Issuer will issue Letters of Credit for the account of the Borrower from time to time on and subsequent to the

         Closing Date but prior to the Revolving Loan Commitment Termination Date in a maximum aggregate Stated Amount at any one time outstanding not to exceed $10,000,000 (provided that the aggregate outstanding principal amount of Revolving Loans and Letter of Credit Outstandings at any time shall not exceed the then existing Revolving Loan Commitment Amount); and

         WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments, make such Loans to the Borrower and issue (or participate in) such Letters of Credit;

         NOW, THEREFORE, the parties hereto agree as follows:


                                     ARTICLE

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Adjusted EBITDA" means, for any applicable period, the sum of (i) Consolidated EBITDA for such period plus (ii) the aggregate amount deducted in determining Consolidated Net Income for such period in respect of sales, marketing and advertising expenses.

         "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors or managing general partners, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agents" means, collectively, the Administrative Agent and the Syndication Agent.

         "Aggregate Service Revenue" means, for any period, all service revenues, including subscriber revenues, toll revenues, roaming revenues, wholesale service revenues and long-distance revenues, of the Borrower and its Subsidiaries for such period.

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Agreement in Support of Charter Obligations" means the Agreement in Support of Charter Obligations, dated as of January 29, 1999, between NWIP and the Parent, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel" means the Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel, dated as of January 29, 1999, among Nextel, the Parent and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10

         "Alternate Base Rate" means, for any day and with respect to all Base Rate Loans, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate and (b) the rate of interest in effect for such day as most recently publicly announced or established by the Administrative Agent in Chicago, Illinois as its "prime rate". (The "prime rate" is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the prime rate established or announced by the Administrative Agent shall take effect at the opening of business on the day of such establishment or announcement.

         "Analog Management Agreement" means the Analog Management Agreement, dated as of January 29, 1999, by and between the Borrower and NWIP, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Annualized Adjusted EBITDA" means, for the period ending on the last day of any Fiscal Quarter, the product of (a) Adjusted EBITDA for the two consecutive Fiscal Quarters ending on such last day, multiplied by (b) two.

         "Annualized EBITDA" means, for the period ending on the last day of any Fiscal Quarter, the product of Consolidated EBITDA for the two consecutive Fiscal Quarters ending on such last day, multiplied by (b) two.

         "Applicable Commitment Fee" means a fee which shall accrue at the applicable rate per annum set forth below based upon the percentage of the Revolving Loan Commitments which are unused as of the time of determination:

      Undrawn Commitments
     as a Percentage of the
    Revolving Loan Commitment                   Commitment Fee
    -------------------------                   --------------

    greater than or equal to 67%                    2.00%

    greater than or equal to 33%
    and less than 67%                               1.25%

    less than 33%                                   0.75%


         "Applicable Margin" means at all times during the applicable periods set forth below:

                  (a) with respect to the unpaid principal amount of each Term Loan maintained as a (i) Base Rate Loan, 3.75% per annum and (ii) LIBO Rate Loan, 4.75% per annum;

                  (b) from the Closing Date through (but excluding) the date upon which the first Compliance Certificate demonstrating that Consolidated EBITDA for the most recent Fiscal Quarter for which a Compliance Certificate has been delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1 is positive, with respect to the unpaid principal amount of each Revolving Loan maintained as a (i) Base Rate Loan, 3.25% per annum and (ii) LIBO Rate Loan, 4.25% per annum; and

                  (c) at all times from and after the date of such delivery of the Compliance Certificate described in clause (b) above, with respect to the unpaid principal amount of each Revolving Loan, by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the caption "Applicable Margin for Base Rate Loans" or "Applicable Margin for LIBO Rate Loans", as the case may be:

                                       Applicable Margin For Revolving Loans

                                                 Applicable                       Applicable
                                              Margin For Base                   Margin For LIBO
           Leverage Ratio                        Rate Loans                       Rate Loans
           --------------                        ----------                       ----------
        greater than 10.0:1                        3.00%                             4.00%

    greater than 8.0:1 and less
      than or equal to 10.0:1                      2.75%                             3.75%

    greater than 7.0:1 and less
       than or equal to 8.0:1                      2.50%                             3.50%

    greater than 6.0:1 and less
       than or equal to 7.0:1                      2.25%                             3.25%



                                      -5-




    greater than 5.0:1 and less
       than or equal to 6.0:1                      1.75%                             2.75%

    less than or equal to 5.0:1                    1.25%                             2.25%


The Leverage Ratio used to compute the Applicable Margin for Revolving Loans for any day shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1. Changes in the Applicable Margin for Revolving Loans resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within the number of days after the end of any Fiscal Quarter as required pursuant to clause (c) of Section 7.1.1 (without giving effect to any grace period), the Applicable Margin for Revolving Loans from and including the first day after the date on which such Compliance Certificate was required to be delivered to, but not including the date the Borrower delivers to the Administrative Agent an appropriately completed Compliance Certificate shall conclusively equal the highest Applicable Margin for Revolving Loans set forth above.

         "Approved Affiliate Agreements" means, collectively, the Transaction Documents and agreements in respect of transactions with Affiliates which have been approved by a majority of disinterested directors of the board of directors of the Borrower pursuant to clause (c) of the proviso to Section 7.2.11.

         "Asset Transfer and Reimbursement Agreement" means the Asset Transfer and Reimbursement Agreement, dated as of January 29, 1999, by and between the Borrower and NWIP, as amended, supplemented, amended and restated and otherwise modified from time to time in accordance with Section 7.2.10.

         "Assignee Lender" is defined in Section 10.11.1.

         "Assignment Agreement" means the Assignment Agreement made by the Borrower, the Parent and Realco in favor of the Administrative Agent pursuant to
Section 5.1.8, including the consents to assignment executed and delivered by the parties to the Nextel Operating Agreements, substantially in the form of Exhibit L hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Assignor Lender" is defined in Section 10.11.1.

         "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Agents and the Lenders pursuant to Section 5.1.1.

         "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

         "BOM" is defined in the preamble.

         "Borrower" is defined in the preamble.

         "Borrower Equity Contribution" is defined in clause (e) of the fourth recital.

         "Borrower Security and Pledge Agreement" means the Security and Pledge Agreement executed and delivered by an Authorized Officer of the Borrower pursuant to Section 5.1.7, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Borrowing" means the Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with
Section 2.1.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

         "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York City or Chicago, Illinois, and, with respect to Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, and conversions of Base Rate Loans into, LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

         "Capital Expenditures" means for any period, the sum, without duplication, of (i) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures (excluding expenditures made in connection with the replacement or restoration of assets to the extent such replacement or restoration is financed with insurance proceeds paid on account of the loss of or damage to the assets so replaced or restored or awards of compensation arising from the taking by condemnation or eminent domain of the assets so replaced), and (ii) the aggregate amount of the principal component of all Capitalized Lease Liabilities for any capitalized leases entered into during such period by the Borrower and its Subsidiaries.

         "Capitalized Lease Liabilities" means, without duplication, all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" means, with respect to any Person, (i) any and all shares, interests, participations, rights or other equivalents of or interests in (however designated) corporate or capital stock, including, without limitation, shares of preferred or preference stock of such Person, (ii) all partnership interests (whether general or limited) in such Person, (iii) all membership interests or limited liability company interests in such Person, and
(iv) all other equity or ownership interests in such Person of any other type.

         "Cash Account" means an account of the Borrower established and maintained pursuant to the Borrower Security and Pledge Agreement into which the Required Balance shall be deposited in cash or Cash Equivalent Investments.

         "Cash Collateral Agreement" means the Cash Collateral Agreement executed and delivered by the Borrower pursuant to Section 5.1.22, substantially in the form of Exhibit K hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Cash Equivalent Investment" means, at any time:

                  (a) any evidence of Indebtedness, maturing not more than one year after such time, issued directly by the United States of America or any agency thereof or guaranteed by the United States of America or any agency thereof;

                  (b) commercial paper, maturing not more than nine months from the date of issue, which is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-l by S&P or P-l by Moody's, or (ii) any Lender (or its holding company);

                  (c) any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after such time, maintained with or issued by either (i) a commercial banking institution (including U.S. branches of foreign banking institutions) that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any Lender;

                  (d) short-term tax-exempt securities rated not lower than MIG-1/1+ by either Moody's or S&P with provisions for liquidity or maturity accommodations of 183 days or less;

                  (e) repurchase agreements (i) which, are entered into with any entity referred to in clause (b) or (c) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose holding company) is rated at least A- or better by S&P or Baa1 or better by Moody's and maturing not more than one year after such time, (ii) which, in the event treated as a secured loan, would be secured by a fully perfected security interest in securities of the type referred to in clause (a) above and (iii) involving securities which have a market value at the time of such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; or

                  (f) any money market or similar fund the assets of which are comprised at least 90% of any of the items specified in clauses (a) through (d) above and as to which withdrawals are permitted at least every 90 days.

         "Casualty Event" means the damage, destruction or condemnation, as the case may be, of any property of the Borrower or any of its Subsidiaries.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

         "Change in Control" means (i) the failure of the Parent at any time to own, free and clear of all Liens and encumbrances (other than Liens permitted to exist under clauses (a), (e) and (h) of Section 7.2.3), all right, title and interest in 100% of the Capital Stock of the Borrower; (ii) the failure of Nextel at any time to own, free and clear of all Liens and encumbrances (other than Liens arising under the Shareholders' Agreement) all right, title and interest in at least 90% (on a fully diluted basis) of the Capital Stock of the Parent (other than the Series B Preferred Stock of the Parent) owned by Nextel on the Closing Date; or (iii) the acquisition of ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than the DLJMB Entities, Nextel and Madison Dearborn, of a number of shares of Capital Stock of the Parent sufficient to have and exercise voting power for the election of a majority of the board of directors of the Parent.

         "Closing Date" means the Business Day on which the initial Credit Extension is made, not to be later than January 29, 1999.

         "Closing Date Certificate" means a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit D hereto, delivered pursuant to Section 5.1.4.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitment" means, as the context may require, a Lender's Term Loan Commitment, Revolving Loan Commitment or Letter of Credit Commitment.

         "Commitment Amount" means, as the context may require, the Term Loan Commitment Amount, the Revolving Loan Commitment Amount or the Letter of Credit Commitment Amount.

         "Commitment Letter" means the commitment letter, dated December 30, 1998, among the Parent, the Lead Arranger and the Syndication Agent including all annexes and exhibits thereto.

         "Commitment Termination Date" means, as the context may require, the Revolving Loan Commitment Termination Date or the Term Loan Commitment Termination Date.

         "Commitment Termination Event" means (i) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor (excluding Subsidiaries that are not Material Subsidiaries), or (ii) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (y) in the absence of such declaration, the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

         "Committed Equity" means irrevocable binding commitments to purchase Preferred Stock of the Parent pursuant to the Subscription and Contribution Agreement.

         "Communications Act" means the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

         "Compliance Certificate" means a certificate duly completed and executed by the president, chief executive officer, treasurer, assistant treasurer, assistant secretary, controller or chief financial Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto.

         "Consolidated Cash Interest Expense" means, for any period on a consolidated basis for the Parent and its Subsidiaries, (a) Consolidated Interest Expense for such period minus (b) the aggregate amount of pay-in-kind or accreted Consolidated Interest Expense for such period not involving any payment in cash.

         "Consolidated EBITDA" means, for any applicable period, the sum (without duplication) for the Parent and its Subsidiaries on a consolidated basis of

                  (a)  Consolidated Net Income,

plus

                  (b) the amount deducted in determining Consolidated Net Income representing non-cash charges, including depreciation and amortization and any non-cash expenses incurred by the Parent representing a valuation charge for annual awards of management stock options or as a result of the vesting of restricted stock, plus

                  (c) the amount deducted in determining Consolidated Net Income representing income or franchise taxes (whether paid or deferred),

plus

                  (d) the amount deducted in determining Consolidated Net Income representing Consolidated Interest Expense,

plus

                  (e) to the extent received by the Parent or any of its Subsidiaries, cash dividends from Investments in Permitted Joint Ventures,

minus

                  (f) Restricted Payments of the type referred to in clause (b) of Section 7.2.6 made during such period.

         "Consolidated Interest Expense" means, for any applicable period, the aggregate consolidated interest expense (whether cash or non-cash) of the Parent and its Subsidiaries for such applicable period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense and the aggregate amount of pay-in-kind or accreted Consolidated Interest Expense for such period not involving a payment in cash.

         "Consolidated Net Income" means, for any period, the net income of the Parent and its Subsidiaries for such period on a consolidated basis (including cash income received by the Parent and its Subsidiaries from Investments in Permitted Joint Ventures), excluding extraordinary or non-recurring gains, credits, losses and expenses.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of Capital Stock of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

         "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Contributed Equity" means at any time or for any period, the sum of
(a) the aggregate amount of cash which shall have been received by the Parent and contributed to the Borrower prior to such time or during such period as consideration for the issuance of Preferred Stock of the Parent pursuant to the Subscription and Contribution Agreements, (b) cash proceeds from the sale by the Parent of the Senior Notes, (c) $131,000,000, the agreed value of the Nextel Contribution, (d) $18,400,000, the agreed value of the Motorola Contribution and
(e) the fair market value as reasonably determined by the board of directors of the Borrower in good faith of any non-cash assets or items contributed to the Borrower as a capital contribution or in exchange for Capital Stock of the Borrower.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA, or for purposes of Section 412, Section 414(m) or
Section 414(o) of the Code.

         "Copyright Security Agreement" means any Copyright Security Agreement executed and delivered by an Obligor in substantially the form of Exhibit C to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Covered POPs" means the aggregate number of POPs within each market or geographical area specified on Schedule III for which facilities in commercial operation owned by the Borrower or its Subsidiaries have achieved substantial completion.

         "Credit Extension" means, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any previously issued Letter of Credit, by the Issuer.

         "Credit Extension Request" means, as the context may require, any Borrowing Request or Issuance Request.

         "Current Assets" means, on any date, without duplication, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries at such date as current assets (excluding, however, amounts due and to become due from Affiliates of the Borrower which have arisen from transactions which are neither arm's-length and in the ordinary course of its business nor pursuant to an Approved Affiliate Agreement).

         "Current Liabilities" means, on any date, without duplication, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, excluding current maturities of Indebtedness.

         "Debt" means, without duplication, the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries that is of the type referred to in clause (a), (b), (c) or (e) of the definition of "Indebtedness" and any Contingent Liability in respect of any of the foregoing.

         "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

         "Disbursement" is defined in Section 2.6.2.

         "Disbursement Date" is defined in Section 2.6.2.

         "Disbursement Due Date" is defined in Section 2.6.2.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

         "DLJ" is defined in the preamble.

         "DLJMB Entities" means DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking II, Inc., DLJ Capital Corp., Sprout Capital VIII, L.P. and any other Affiliates of DLJ.

         "Documentation Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Documentation Agent by the predecessor Documentation Agent.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" is defined in Section 8.1.

         "Excess Cash Flow" means, for any applicable period, the excess (if any), of

                  (a)  Consolidated EBITDA for such applicable period;

over

                  (b) the sum, without duplication (for such applicable period) of

                           (i) Consolidated Cash Interest Expense (net of
                  interest income) for such applicable period;

         plus

                           (ii) scheduled payments and optional and mandatory
                  prepayments, to the extent actually made, of the principal amount of the Term Loans or any other funded Debt (including the principal component of any Capitalized Lease Liabilities) and mandatory prepayments of the principal amount of the Revolving Loans pursuant to clause (g) of Section 3.1.1 in connection with a reduction of the Revolving Loan Commitment Amount, in each case for such applicable period;

         plus

                           (iii) all federal, state, local and foreign income
                  and franchise taxes actually paid in cash by the Parent and its Subsidiaries and Restricted Payments made by the Borrower pursuant to clause (b) of Section 7.2.6 for such applicable period;

         plus

                           (iv) Capital Expenditures actually made or committed
                  to be made during such applicable period pursuant to clause
                  (a) of Section 7.2.7 (excluding Capital Expenditures constituting Capitalized Lease Liabilities and by way of the incurrence of Indebtedness permitted pursuant to clause (b) of
                  Section 7.2.2 to a vendor of any assets permitted to be acquired pursuant to Section 7.2.7 to finance the acquisition of such assets);

         plus

                           (v) the amount of the net increase (or minus, in the
                  case of a net decrease) of Current Assets, other than cash and Cash Equivalent Investments, over Current Liabilities of the Parent and its Subsidiaries for such applicable period;

         plus
                           (vi) Investments permitted and actually made pursuant
                  to clauses (d), (f), and (h) of Section 7.2.5 during such applicable period.

         "Excluded Equity Proceeds" means any proceeds received by the Parent or the Borrower from the sale or issuance by such Person of its Capital Stock or any warrants or options in respect of any such Capital Stock or the exercise of any such warrants or options, which proceeds are received pursuant to any such sale, issuance or exercise constituting or resulting from (i) capital contributions to, or Capital Stock issuances by, the Parent or the Borrower (exclusive of any such contribution or issuance resulting from a Public Offering or a widely distributed private offering exempted from the registration requirements of
Section 5 of the Securities Act of 1933, as amended), (ii) the sale of any Capital Stock of the Parent or the Borrower to any officer, director or employee of such Person or any of its Subsidiaries pursuant to any subscription agreement, incentive plan or similar arrangement with any officer, employee or director of such Person or any of its Subsidiaries, provided such proceeds do not exceed $5,000,000 in the aggregate, (iii) any loan made by the Parent, the Borrower or any of their respective Subsidiaries pursuant to clause (f) of
Section 7.2.5, (iv) any Preferred Stock Issuance or (v) the Investors Contribution.

         "FCC" means the Federal Communication Commission, or any other similar or successor agency of the federal government administering the Communications Act.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

                  (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                  (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

         "Fee Letter" means the confidential fee letter, dated December 30, 1998, among the Lead Arranger and the Syndication Agent.

         "Fiscal Quarter" means any quarter of a Fiscal Year.

         "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31 of any calendar year.

         "Fixed Charge Coverage Ratio" means, at the end of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of

                  (a) Annualized EBITDA as of such Fiscal Quarter to

                  (b)  the sum (without duplication) of

                           (i) Consolidated Cash Interest Expenses (net of
                  interest income) for all such Fiscal Quarters;

         plus

                           (ii) all scheduled payments of principal of the Term
                  Loans and other funded Debt during all such Fiscal Quarters, exclusive, however, of any payment in respect of principal of the Revolving Loans, other than any such payment to the extent resulting from a permanent decrease of the Revolving Loan Commitment Amount;

         plus

                           (iii) all federal, state, local and foreign income
                  and franchise taxes actually paid in cash by the Parent and its Subsidiaries during such period, net (without duplication) of all cash tax refunds received during such period; provided, that, after giving effect to any such deductions for tax refunds, the amount calculated pursuant to this clause (iii) for any applicable period shall not be less than zero.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in Section 1.4.

         "Hazardous Material" means

                  (a)  any "hazardous substance", as defined by CERCLA;

                  (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended;

                  (c)  any petroleum product; or

                  (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification
(i) which is of a "going concern" or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or
(iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 7.2.4.

         "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "Indebtedness" of any Person means, without duplication:

                  (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (exclusive of deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                  (c)  all Capitalized Lease Liabilities;

                  (d) net liabilities of such Person under all Hedging Obligations;

                  (e) whether or not so included as liabilities in accordance with GAAP, all Indebtedness of the types referred to in clauses (a) through (d) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that, to the extent such Indebtedness is limited in recourse to the assets securing such Indebtedness, the amount of such Indebtedness shall be limited to the fair market value of such assets; and

                  (f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (to the extent such Person is liable for such Indebtedness).

         "Indemnified Liabilities" is defined in Section 10.4.

         "Indemnified Parties" is defined in Section 10.4.

         "Infrastructure Equipment Purchase Agreement" means the Infrastructure Equipment Purchase Agreement, dated as of January 29, 1999, between Motorola and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Initial POPs" means, as of the Closing Date, 4,500,000 POPs.

         "Interest Period" means, as to any LIBO Rate Loan, the period commencing on the Borrowing date of such Loan or on the date on which the Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one, two, three, six or, if available to all Lenders, in the Administrative Agent's reasonable determination, nine or twelve months thereafter as selected by the Borrower in its Borrowing Request or its Conversion/Continuation Notice; provided, however, that:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                  (iii) no Interest Period for any Loan shall extend beyond the Stated Maturity Date for such Loan;

                  (iv) no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Term Loans unless the aggregate principal amount of such Term Loans represented by Base Rate Loans, or by LIBO Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

                  (v) there shall be no more than ten Interest Periods in effect at any one time.

         "Interim Management Agreement" means the Interim Management Agreement, dated as of January 29, 1999, by and between the Parent and NWIP, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Investment" means, relative to any Person, (i) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers, directors and employees made in the ordinary course of business), or (ii) any investment, contribution or similar transfer made by such Person for purposes of acquiring or maintaining any ownership or similar interest in another Person or a business of another Person (whether through the ownership or acquisition of Capital Stock, revenues or profits or otherwise, including by way of merger, consolidation or otherwise). The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

         "Investors" is defined in clause (c) of the fourth recital.

         "Investors Contribution" is defined in clause (c) of the fourth recital.

         "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-2 attached hereto.

         "Issuer" means the Administrative Agent, in its capacity as Issuer of Letters of Credit and any other Lender as may be designated by the Borrower (and consented to by the Administrative Agent and such Lender, such consent by the Administrative Agent not to be unreasonably withheld) in its capacity as Issuer of Letters of Credit.

         "Itemized Executive" means any of the following individuals: (i) John Chapple, (ii) John Thompson, (iii) David Thaler, (iv) David Aas, (v) Perry Satterlee, and (vi) Mark Fanning.

         "Joint Venture Agreement" means the Joint Venture Agreement, dated as of January 29, 1999, by and among the Parent, the Borrower and NWIP, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Lead Arranger" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation.

         "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit J hereto.

         "Lenders" is defined in the preamble.

         "Letter of Credit" is defined in Section 2.1.4.

         "Letter of Credit Commitment" means, with respect to the Issuer, the Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.4 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligation of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

         "Letter of Credit Commitment Amount" means, on any date, a maximum amount of $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

                  (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit (whether or not the conditions to drawing thereunder could be satisfied on such date), plus

                  (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Letters of Credit.

         "Leverage Ratio" means, at the end of any Fiscal Quarter, the ratio of

                  (a) Total Debt outstanding at such time;

to

                  (b) Annualized EBITDA for the period ending on the last day of such Fiscal Quarter.

         "LIBO Rate" means, relative to any Interest Period for LIBO Rate Loans, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) for deposits in Dollars, if any, for a period equal to the relevant Interest Period which appears on Telerate page 3750 (or any successor page thereto) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If such a rate does not appear on Telerate Page 3750 (or any successor page), the LIBO Rate shall be the rate of interest per annum determined by the Administrative Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates of interest per annum at which Dollar deposits in the approximate amount of the Loan to be made or continued as, or converted into, a LIBO Rate Loan by the Administrative Agent and having a maturity comparable to such Interest Period would be offered to the Administrative Agent in the London interbank market at its request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

         "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

         "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/100th of 1%) determined by the Administrative Agent as follows:

            LIBO Rate           =               LIBO Rate
         (Reserve Adjusted)          1.00 - LIBOR Reserve Percentage

         The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the LIBOR Reserve Percentage.

         "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule II hereto or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

         "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the F.R.S.
Board).

         "License" means any mobile telephone, cellular telephone, two-way dispatch, paging and alphanumeric short-messaging license, authorization, certificate of compliance, franchise, approval or permit issued by the FCC in connection with the construction or operation of the Network in the markets listed on Schedule III.

         "License Exchange" means (a) any exchange of Licenses between the Borrower and Nextel or any Affiliate of Nextel made in accordance with Article 4 of the Joint Venture Agreement, (b) any exchange of Licenses between the Parent or any of its Subsidiaries and Nextel or any Affiliate of Nextel which the Board of Directors of the Parent or such Subsidiary determines in good faith, on the date of such exchange, are, in the aggregate, of at least equivalent value, or
(c) any transaction pursuant to which the Parent or any of its Subsidiaries transfers certain of its Licenses to Nextel or any Affiliate of Nextel in exchange for Licenses from a third party, the purchase price for which was funded by Nextel or any Affiliate of Nextel.

         "License Subsidiary" means Nextel WIP License Corp., a Delaware corporation, and/or any other wholly-owned Subsidiary of the Borrower designated as a License Subsidiary by notice to the Agents; provided, however, that (i) such Subsidiary has no obligations or liabilities other than under the Communications Act and taxes incurred in the ordinary course in order for it to continue to maintain its existence and (ii) all the outstanding Capital Stock of such Subsidiary is pledged to the Administrative Agent for the benefit of the Lenders in accordance with the terms of the Borrower Security and Pledge Agreement.

         "License Transfer" means each of the following events or conditions shall have been certified in writing by the Borrower to the Agents to have occurred or been satisfied, in each case pursuant to documentation reasonably satisfactory to the Agents, and the Borrower shall have certified such occurrence or satisfaction in writing to the Agents and the Lenders:

                  (a) all of the issued and outstanding shares of Capital Stock of the Nextel License Subsidiary shall have been unconditionally transferred and assigned, free and clear of all Liens, to the Borrower or a License Subsidiary, and the Administrative Agent shall have received certificates evidencing all of the issued and outstanding shares of Capital Stock of the Nextel License Subsidiary which shall be pledged pursuant to the Borrower Security and Pledge Agreement, together with undated stock powers duly executed in blank;

                  (b) all consents and approvals necessary or required to be obtained from the FCC or any other governmental authority or Person in connection with such transfer and assignment of the Capital Stock of the Nextel License Subsidiary shall have been received and are in full force and effect;

                  (c) the Borrower shall represent and warrant to the Agents and each Lender that as of the time of such transfer and assignment, subject to Item 6.15 ("Schedule of Exceptions") to the Disclosure Schedule, the Nextel License Subsidiary shall hold, free and clear of all Liens and encumbrances, all of the Licenses necessary for the Borrower to construct, install and develop the Network, and to operate those portions of the Network for which development has been completed, in the markets listed on Schedule III;

                  (d) the Nextel License Subsidiary shall not be or have become liable or otherwise obligated in respect of any Indebtedness (including any Capitalized Lease Liability) other than Indebtedness which shall have been approved in writing by the Required Lenders;

                  (e) the Nextel License Subsidiary shall not have created, incurred, assumed, or entered into any agreement which by its terms creates, incurs or assumes any Lien upon any of its assets;

                  (f) no Event of Default shall have then occurred and be continuing; or if an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of the Lenders, shall not have commenced to exercise the rights and remedies provided in the Borrower Security and Pledge Agreement in respect thereof; and

                  (g) all consents and approvals necessary or, in the opinion of the Administrative Agent, desirable to be obtained from any governmental authority or regulatory body of the State of Hawaii in order to perfect the security interest of the Administrative Agent in Collateral owned by NPCR, Inc. shall have been received and shall be in full force and effect.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or any filing or recording of any instrument or document in respect of the foregoing, to secure payment of a debt or performance of an obligation or any other priority or preferential treatment of any kind or nature whatsoever that has the practical effect of creating a security interest in property.

         "Loan" means, as the context may require, a Revolving Loan or a Term Loan, of any type.

         "Loan Document" means this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender relating to Hedging Obligations of the Borrower or any of its Subsidiaries, each Borrowing Request, each Issuance Request, the Fee Letter, the Subsidiary Guaranty, each Mortgage (upon execution and delivery thereof), each Security Document, the Realco Agreement, the Management Agreement and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

         "Madison Dearborn" means Madison Dearborn Capital Partners II L.P. and any of its Affiliates.

         "Management Agreement" means the agreement executed and delivered by Authorized Officers of each of the Borrower and Realco pursuant to Section 5.1.23, substantially in the form of Exhibit M-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Master Site Lease Agreement" means the Master Site Lease Agreement, dated as of January 29, 1999, between NWIP and the Parent, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Material Adverse Effect" means (a) a material adverse effect on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the legal ability or the legal right or power of the Borrower or any other Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or (c) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to the Issuer, the Agents, the Lead Arranger or the Lenders under, this Agreement or any other Loan Document.

         "Material Obligor" means an Obligor that is either the Borrower, the Parent or a Material Subsidiary.

         "Material Subsidiary" means any direct or indirect Subsidiary of the Parent which, at the date of determination, together with its Subsidiaries, (i) contributed more than 5% of the consolidated revenues of the Parent and its Subsidiaries for the most recent Fiscal Year of the Parent or (ii) owned more than 5% of the consolidated assets of the Parent and its Subsidiaries as of the end of such Fiscal Year, all as set forth on the most recently available consolidated financial statements of the Parent for such Fiscal Year; provided, that any Subsidiary of the Parent which holds a License, including the License Subsidiary, shall at all times constitute a Material Subsidiary.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means, collectively, each Mortgage or Deed of Trust executed and delivered pursuant to the terms of this Agreement, including pursuant to clause (b) of Section 7.1.8, in form and substance reasonably satisfactory to the Agents.

         "Motorola" is defined in the second recital.

         "Motorola Contribution" is defined in clause (b) of the fourth recital.

         "Net Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of its Subsidiaries in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event and net of reasonable and customary fees and expenses (including reasonable attorneys fees and expenses) actually incurred in connection therewith and net of taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection therewith.

         "Net Debt Proceeds" means, with respect to the incurrence, sale or issuance by the Borrower or any of its Subsidiaries of any Debt (other than Debt incurred as part of the Transaction and other Debt permitted by Section 7.2.2), the excess of:

                  (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from such incurrence, sale or issuance,

over

                  (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence, sale or issuance.

         "Net Disposition Proceeds" means, with respect to any sale, transfer or other disposition of any assets of the Borrower or any of its Subsidiaries (other than transfers made as part of the Transaction and other sales permitted pursuant to clause (a) of Section 7.2.9), including any sale, transfer or other disposition of any Capital Stock of any such Subsidiary, the excess of

                  (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from any such sale, transfer or other disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Subsidiary in respect thereof, less

                  (b) the sum (without duplication) of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, transfer or other disposition, (ii) all taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection with such sale, transfer or other disposition, (iii) payments made by the Borrower or any of its Subsidiaries to retire Indebtedness (other than the Loans) of the Borrower or any of its Subsidiaries that is secured by a first-priority Lien permitted by Section 7.2.3 on the property which is the subject of such sale, transfer or other disposition, (iv) in the case of any sale, transfer or other disposition of any Capital Stock of any Subsidiary of the Borrower, amounts payable to minority equity holders of such Subsidiary, if any, and (v) appropriate amounts provided or to be provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such sale, transfer or other disposition;

provided, however, that if, (i) after the payment of all taxes with respect to such sale, transfer or other disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) above exceeded the tax amount actually paid in cash in respect of such sale, transfer or other disposition or (ii) after providing reserves against liabilities associated with such sale, transfer or other disposition, the amount of estimated reserves, if any, provided pursuant to clause (b)(v) above exceeded the amount of reserves actually drawn in cash in respect of such sale, transfer or other disposition, the aggregate amount of all such excess shall be immediately payable, pursuant to clause (d) of Section 3.1.1, as Net Disposition Proceeds.

         "Net Equity Proceeds" means with respect to the sale or issuance by the Borrower or Parent to any Person of any of its Capital Stock or any warrants or options with respect to its Capital Stock or the exercise of any such warrants or options after the Closing Date (exclusive of any proceeds constituting Excluded Equity Proceeds), the excess of:

                  (a) the gross cash proceeds received by Parent, the Borrower and the Borrower's Subsidiaries from such sale, exercise or issuance,

over

                  (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance.

         "Network" is defined in the second recital.

         "Network Build-out" is defined in the fourth recital.

         "Net Worth" means the consolidated net worth of the Borrower and its Subsidiaries.

         "Nextel" is defined in the second recital.

         "Nextel Contribution" is defined in clause (a) of the fourth recital.

         "Nextel License Subsidiary" is defined in the second recital.

         "Nextel Operating Agreements" means, collectively, the Joint Venture Agreement, the Interim Management Agreement, the Analog Management Agreement, the Trademark License Agreement, the Asset Transfer and Reimbursement Agreement, the Transition Services Agreement, the Switch Sharing Agreement, the Roaming Agreement, the Master Site Lease Agreement, the Infrastructure Equipment Purchase Agreement, the Agreement in Support of Charter Obligations, the Subscriber Purchase and Distribution Agreement, the Agreement Specifying Obligations of, and Limiting Liability and Recourse to, Nextel and all other contracts, documents and agreements contemplated thereunder.

         "Non-U.S. Lender" means any Lender (including each Assignee Lender) that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, or (iii) an estate or trust that is subject to U.S. Federal income taxation regardless of the source of its income.

         "Non-U.S. Subsidiary" means a Subsidiary of the Borrower that is not a U.S. Subsidiary.

         "Note" means, as the context may require, a Revolving Note or a Term Note.

         "NWIP" is defined in clause (a) of the fourth recital.

         "NWIP Undertaking" means the undertaking agreement executed and delivered by an Authorized Officer of NWIP pursuant to Section 5.1.21, substantially in the form of Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, any Rate Protection Agreement (but only if designated as an Obligation by the Borrower), the Notes, each Letter of Credit and each other Loan Document.

         "Obligor" means the Parent, the Borrower, the Nextel License Subsidiary, any License Subsidiary, Realco or any other Person (other than any Agent, the Lead Arranger, or any Lender) obligated under any Loan Document.

         "Organic Document" means, relative to any Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements to which such Obligor is a party applicable to any of its authorized shares of Capital Stock.

         "Parent" is defined in the first recital.

         "Parent Guaranty and Pledge Agreement" means the Guaranty and Pledge Agreement executed and delivered by an Authorized Officer of the Parent pursuant to Section 5.1.6, substantially in the form of Exhibit G hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Participant" is defined in Section 10.11.2.

         "Patent Security Agreement" means any Patent Security Agreement executed and delivered by an Obligor in substantially the form of Exhibit A to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, has or within the prior six years has had any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         "Percentage" means, relative to any Lender, the applicable percentage relating to Term Loans or Revolving Loans, as the case may be, as set forth opposite its name on Schedule II hereto under the applicable column heading or set forth in Lender Assignment Agreement(s) under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11. A Lender shall not have any Commitment to make Revolving Loans or Term Loans (as the case may be) if its percentage under the respective column heading is zero.

         "Perfection Certificate" means the Perfection Certificate executed and delivered by an Authorized Officer of the Borrower or a Subsidiary of the Borrower pursuant to the relevant Security Agreement, substantially in the form of Exhibit E to the relevant Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Permitted Joint Venture" means any joint venture entered into by the Parent or any of its Subsidiaries with a third party (a) for the purpose of financing the acquisition or lease of telecommunications towers for use in the markets listed on Schedule III or the other markets that the Borrower has the option to include in the "Territory" (pursuant to and as defined in the Joint Venture Agreement); provided, that the aggregate fair market value of all assets contributed by the Parent or any of its Subsidiaries to any joint venture pursuant to this clause (a) shall not exceed $15,000,000 (as determined in good faith by the board of directors of the Parent) or (b) in which that the Parent or any of its Subsidiaries (i) is responsible for the managerial control of such joint venture, (ii) owns at least 40% of the outstanding Capital Stock of such joint venture and (iii) such joint venture, together with all other Permitted Joint Ventures described in this clause (b), does not cover or service more than 10% of the POPs (computed by including only a percentage of the total POPs equal to the Parent's percentage ownership in that joint venture) covered by the Parent at the date of determination (as determined in good faith by the board of directors of the Parent).

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Plan" means any Pension Plan or Welfare Plan.

         "POPs" means population equivalents as estimated by the Parent as of 1997 by extrapolation from the 1990 U.S. Census and other publicly available information.

         "Preferred Stock" means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock.

         "Preferred Stock Issuance" means any issuance of Preferred Stock of the Parent in connection with the Nextel Contribution, the Motorola Contribution or the Investors Contribution.

         "Pro Forma Balance Sheet" is defined in Section 5.1.13.

         "Purchasers" is defined in the first recital.

         "Quarterly Payment Date" means the last day of each of January, April, July and October, or, if any such day is not a Business Day, the next succeeding Business Day, commencing with April 30, 1999.

         "Rate Protection Agreement" means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Borrower pursuant to the terms of this Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

         "Realco" means Nextel WIP Lease Corp., a Delaware corporation and a wholly-owned Subsidiary of the Borrower, that (i) has no obligations or liabilities other than as permitted by the Realco Agreement and (ii) has pledged all of its outstanding Capital Stock to the Administrative Agent for the benefit of the Lenders in accordance with the terms of the Borrower Security and Pledge Agreement.

         "Realco Agreement" means the agreement executed and delivered by Authorized Officers of each of the Borrower and Realco pursuant to Section 5.1.23, substantially in the form of Exhibit M-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Register" is defined in clause (b) of Section 2.7.

         "Reimbursement Obligation" is defined in Section 2.6.3.

         "Related Fund" means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and is controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "Release" means a "release", as such term is defined in CERCLA.

         "Replacement Lender" is defined in Section 4.11.

         "Replacement Notice" is defined in Section 4.11.

         "Required Balance" means an amount equal to the lesser of (a) $275,000,000 (as such amount may be increased through additional Term Loan Commitments and/or Revolving Loan Commitments pursuant to Section 2.1.3) and (b) the aggregate outstanding principal amount of all Loans and Letter of Credit Outstandings.

         "Required Lenders" means, at any time, (i) prior to the date of the making of the initial Credit Extension hereunder, Lenders having at least 51% of the sum of the Revolving Loan Commitments and the Term Loan Commitments; and
(ii) on and after the date of the initial Credit Extension, Lenders holding at least 51% of the Total Exposure Amount.

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

         "Restated Certification of Incorporation" means the restated Certificate of Incorporation of the Parent, as filed with the Secretary of State of Delaware on January 28, 1999.

         "Restricted Payments" is defined in Section 7.2.6.

         "Restricted Stock Purchase Agreement" means the Restricted Stock Purchase Agreement, dated as of November 20, 1998, as amended by Amendment No. 1 thereto, dated January 29, 1999, between the Parent and the purchasers named therein, as amended, supplemented, amended and restated and otherwise modified from time to time in accordance with Section 7.2.10.

         "Revolving Loan" is defined in Section 2.1.2.

         "Revolving Loan Commitment" is defined in Section 2.1.2.

         "Revolving Loan Commitment Amount" means, on any date, $100,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Revolving Loan Commitment Termination Date" means the earliest of (i) January 29, 1999 if the Term Loans have not been made on or prior to such date,
(ii) the eighth anniversary of the Closing Date, (iii) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2, and (iv) the date on which any Commitment Termination Event occurs.

         "Revolving Note" means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the

Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Roaming Agreement" means the Roaming Agreement, dated as of January 29, 1999, by and between the Borrower and NWIP, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with
Section 7.2.10.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

         "Security Agreement" means, as the context may require, the Borrower Security and Pledge Agreement or the Subsidiary Security and Pledge Agreement.

         "Security Documents" means, collectively, the Parent Guaranty and Pledge Agreement, each Security Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Mortgage, the Cash Collateral Agreement, the Assignment Agreement (including each Consent to Assignment executed and delivered by the parties to the Nextel Operating Agreements) and each other security agreement or other instrument or document executed and delivered pursuant to Sections 7.1.7 and 7.1.8 to secure the Obligations, or any portion thereof, of any Obligor.

         "Senior Debt" means all Indebtedness of the Parent and its Subsidiaries on a consolidated basis, other than any Indebtedness in respect of the Senior Notes.

         "Senior Discount Notes" is defined in clause (d) of the fourth recital.

         "Senior Discount Notes Issuance" is defined in clause (d) of the fourth recital.

         "Senior Notes" means the Senior Discount Notes and any additional pay-in-kind notes subsequently issued from time to time under the Senior Notes Indenture.

         "Senior Notes Documents" means the Senior Notes Indenture and each of the other documents and agreements relating to the issuance by the Parent of the Senior Notes, in each case as in effect on the date hereof and as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Senior Notes Indenture" means the Indenture entered into by and between the Parent and The Bank of New York, as trustee thereunder, as in effect on the date hereof and as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Series A Preferred Stock" means the shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Parent having those rights and preferences set forth in the Restated Certificate of Incorporation for Series A Preferred Stock issued to the investors identified in Schedule A to the Subscription and Contribution Agreement on the Closing Date.

         "Series B Preferred Stock" means the shares of Series B Preferred Stock, par value $0.001 per share, of the Parent having those rights and preferences set forth in the Restated Certificate of Incorporation for Series B Preferred Stock issued to NWIP on the Closing Date.

         "Series C Preferred Stock" means the shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Parent having those rights and preferences set forth in the Restated Certificate of Incorporation for Series C Preferred Stock issued to NWIP on the Closing Date.

         "Series D Preferred Stock" means the shares of Series D Convertible Preferred Stock, par value $0.001 per share, of the Parent having those rights and preferences set forth in the Restated Certificate of Incorporation for Series D Preferred Stock issued to NWIP on the Closing Date.

         "Shareholders' Agreement" means the Shareholders' Agreement, dated as of January 29, 1999, among the Parent, NWIP, DLJ Merchant Banking Partners II, L.P., Eagle River Investments, LLC, Motorola, and certain other investors listed on the signature pages thereof, as amended, supplemented, amended and restated and otherwise modified from time to time in accordance with Section 7.2.10.

         "SMR" is defined in the second recital.

         "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and
(d) such Person is not engaged in business or a transaction, and such person is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

         "Stated Amount" of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

         "Stated Expiry Date" is defined in Section 2.6.

         "Stated Maturity Date" means (i) in the case of any Revolving Loan, the eighth anniversary of the Closing Date, and (ii) in the case of any Term Loan, the ninth anniversary of the Closing Date or, in the case of any such day that is not a Business Day, the first Business Day following such day.

         "Subscriber Purchase and Distribution Agreement" means the Subscriber Purchase and Distribution Agreement, dated as of January 29, 1999, between Motorola and the Borrower, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Subscriber Units" means, as at any date, the aggregate number of digital subscriber units of the Borrower and its Subsidiaries in service to paying customers, determined as at such date in a manner consistent with the methodology used in reporting the number of such units on the reports filed by the Borrower with the Securities and Exchange Commission (or, prior to the time that the Borrower files such reports, the methodology used by Nextel in such reports), multiplied by a fraction, the numerator of which is the aggregate amount of accounts receivable of the Borrower and its Subsidiaries arising from such subscribers net of the aggregate amount of such accounts receivable that are more than 90 days past due, and the denominator of which is such aggregate amount of accounts receivable.

         "Subscription and Contribution Agreement" means the Subscription and Contribution Agreement, dated as of January 29, 1999, among the Parent and the other investors parties thereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.10.

         "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding Capital Stock (or other ownership interest) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time Capital Stock (or other ownership interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

         "Subsidiary Guarantor" means, on the Closing Date, each U.S. Subsidiary of the Borrower, and thereafter, each U.S. Subsidiary of the Borrower that is required, pursuant to clause (a) of Section 7.1.7, to execute and deliver a supplement to the Subsidiary Guaranty.

         "Subsidiary Guaranty" means the Guaranty executed and delivered by an Authorized Officer of each Subsidiary Guarantor pursuant to Section 5.1.5, substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Subsidiary Security and Pledge Agreement" means the Security and Pledge Agreement executed and delivered by an Authorized Officer of certain U.S. Subsidiaries of the Borrower pursuant to Section 5.1.7, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Switch Sharing Agreement" means the Switch Sharing Agreement, dated as of January 29, 1999, by and between the Borrower and NWIP, as amended, supplemented, amended and restated and otherwise modified from time to time in accordance with
Section 7.2.10.

         "Syndication Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Syndication Agent by the predecessor Syndication Agent and the Borrower.

         "Taxes" is defined in Section 4.6.

         "Term Loan" is defined in Section 2.1.1.

         "Term Loan Commitment" is defined in Section 2.1.1.

         "Term Loan Commitment Amount" means $175,000,000.

         "Term Loan Commitment Termination Date" means the earliest of (i) January 29, 1999, if the Term Loans have not been made on or prior to such date;
(ii) the Closing Date (immediately after the making of the Term Loans on such date); and (iii) the date on which any Commitment Termination Event occurs.

         "Term Note" means a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Total Capital" means, with respect to the Parent and its Subsidiaries, at any date, (a) the sum, without duplication, of (i) Debt outstanding on such date plus (ii) Contributed Equity (less the portion of Contributed Equity resulting from the proceeds of the Senior Discount Notes Issuance contributed to the Borrower in connection with the Borrower Equity Contribution) on such date plus (iii) Committed Equity of each Person having an irrevocable binding commitment to purchase Preferred Stock of the Parent (but only to the extent there is no default in respect of such Person's commitment, which default has occurred and is continuing for a period of more than 30 days) on such date less
(b) the difference, which shall not be less than zero, of (x) the agreed value of all Licenses contributed by the Parent or any of its Subsidiaries in connection with Investments in Permitted Joint Ventures and (y) any return of capital in cash or any Licenses (at a value reasonably determined by the Agents) from such Permitted Joint Venture.

         "Total Debt" means, at any time, all Debt of the Parent and its Subsidiaries as determined on a consolidated basis.

         "Total Exposure Amount" means, on any date of determination, the then outstanding principal amount of all Term Loans and the then effective Revolving Loan Commitment Amount or, in the event that the Revolving Loan Commitment is terminated, the outstanding principal amount of all Revolving Loans and Letter of Credit Outstandings.

         "Trademark License Agreement" means the Trademark License Agreement, dated as of January 29, 1999, between the Borrower and NWIP, as amended, supplemented, amended and restated and otherwise modified from time to time in accordance with Section 7.2.10.

         "Trademark Security Agreement" means any Trademark Security Agreement executed and delivered by an Obligor in substantially the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Transaction" is defined in clause (e) of the fourth recital.

         "Transaction Documents" means each of Nextel Operating Agreements, the Subscription and Contribution Agreement, the Restricted Stock Purchase Agreement, the Shareholders' Agreement, the Restated Certificate of Incorporation and all other material agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished to or in connection with the Nextel Contribution, the Motorola Contribution, the Investors Contribution, the Senior Discount Note Issuance and the Borrower Equity Contribution and the transactions contemplated thereby and hereby, each as amended, supplemented, amended and restated or otherwise modified from time to time as permitted in accordance with the terms hereof or any other Loan Document.

         "Transition Services Agreement" means the Transition Services Agreement, dated as of January 29, 1999, between the Parent, the Borrower and NWIP, as amended, supplemented amended and restated and otherwise modified from time to time in accordance with Section 7.2.10.

         "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

         "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         "U.S. Subsidiary" means any Subsidiary of the Borrower that is incorporated or organized in or under the laws of the United States or any state thereof.

         "Waiver" means any agreement in favor of the Administrative Agent for the benefit of the Lenders and each Issuer in form and substance reasonably satisfactory to the Administrative Agent.

         "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA and to which the Borrower has any liability.

         "wholly-owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (including all rights and options to purchase such Capital Stock) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person and/or one or more wholly-owned Subsidiaries of such Person.

         SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each Note, Borrowing Request, Issuance Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made in accordance with generally accepted accounting principles ("GAAP") as in effect as of December 31, 1997, but all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP as in effect from time to time.


                                   ARTICLE II

                       COMMITMENTS, BORROWING PROCEDURES,
                           NOTES AND LETTERS OF CREDIT

         SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Sections 2.1.5, 2.1.6 and Article V),

                  (a) each Lender severally agrees to make Loans pursuant to the Commitments as described in this Section 2.1; and

                  (b) the Issuer agrees that it will issue Letters of Credit pursuant to Section 2.1.4, and each other Lender that has a Revolving Loan Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

         SECTION 2.1.1. Term Loan Commitments. Subject to compliance by the Borrower with the terms of Sections 2.1.5, 5.1 and 5.2, on (but solely on) the Closing Date (which shall be a Business Day), each Lender that has a Percentage in excess of zero of the Term Loan Commitment will make loans (relative to such Lender, its "Term Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Term Loans requested by the Borrower to be made on the Closing Date (with the commitment of each such Lender described in this Section 2.1.1 is herein referred to as its "Term Loan Commitment". No amounts repaid or prepaid with respect to Term Loans may be reborrowed.

         SECTION 2.1.2. Revolving Loan Commitment. Subject to compliance by the Borrower with the terms of Sections 2.1.5, 5.1 and 5.2, from time to time on any Business Day occurring concurrently with (or after) the making of the Term Loans but prior to the Revolving Loan Commitment Termination Date, each Lender that has a Percentage of the Revolving Loan Commitment in excess of zero will make loans (relative to such Lender, its "Revolving Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Revolving Loans requested by the Borrower to be made on such day. The Borrower may from time to time borrow, prepay and reborrow Revolving Loans. The Commitment of each Lender described in this Section 2.1.2 is herein referred to as its "Revolving Loan Commitment".

         SECTION 2.1.3. Additional Commitments. At any time that no Default has occurred and is continuing, the Borrower may notify the Agents that the Borrower is requesting that, on the terms and subject to the conditions contained in this Agreement, the Lenders and/or other financial institutions not then a party to this Agreement that are satisfactory to the Agents and the Issuer provide up to an aggregate amount of $50,000,000 in additional Term Loan Commitments and/or Revolving Loan Commitments. Upon receipt of such notice, and with the consent of the Required Lenders, the Syndication Agent shall use its best commercially reasonable efforts to arrange for the Lenders or other financial institutions to provide such additional Term Loan Commitments and/or Revolving Loan Commitments; provided that the Syndication Agent will first offer (a) each of the Lenders that then has a Percentage of the Term Loan Commitment a pro rata portion of any such additional Term Loan Commitment and (b) each of the Lenders that then has a Percentage of the Revolving Loan Commitment a pro rata portion of any such additional Revolving Loan Commitment. Alternatively, any Lender may commit to provide the full amount of the requested additional Term Loan Commitment and/or Revolving Loan Commitment and then offer portions of such additional Term Loan Commitment and/or Revolving Loan Commitment to the other Lenders or other financial institutions, subject to the proviso to the immediately preceding sentence. Nothing contained in this Section 2.1.3 or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Term Loan Commitments and/or Revolving Loan Commitments. If and to the extent that any Lenders and/or other financial institutions agree, in their sole discretion, to provide any such additional Term Loan Commitments and/or Revolving Loan Commitments, (i) the Term Loan Commitment Amount shall be increased by the amount of the additional Term Loan Commitment agreed to be so provided, (ii) the Revolving Loan Commitment Amount shall be increased by the amount of the additional Revolving Loan

Commitments agreed to be so provided, (iii) the Percentages of the respective Lenders in respect of the Term Loan Commitment and/or the Revolving Loan Commitment shall be proportionally adjusted, (iv) at such time and in such manner as the Borrower and the Syndication Agent shall agree (it being understood that the Borrower and the Agents will use their best commercially reasonable efforts to avoid the prepayment or assignment of any LIBO Rate Loan on a day other than the last day of the Interest Period applicable thereto), the Lenders shall assign and assume outstanding Term Loans and/or Revolving Loans and participations in outstanding Letters of Credit, as the case may be, so as to cause the amounts of such Term Loans, Revolving Loans and participations in Letters of Credit held by each Lender to conform to the respective Percentages of the Term Loan Commitment and/or the Revolving Loan Commitment of the Lenders and (v) the Borrower shall execute and deliver any additional Notes or other amendments or modifications to this Agreement or any other Loan Document as the Agents may reasonably request. In no event shall any Commitment Amount or the Percentage of any Lender be increased without the written consent of such Lender, and no term or condition (including as to pricing, covenants and events of default) applicable to such additional Indebtedness shall be more favorable in any material respect to the Lenders providing such additional Indebtedness than the terms and conditions hereunder. The Syndication Agent agrees to negotiate with the Borrower commercially reasonable fees and expenses for the syndication of any such additional Indebtedness, and in the event the Syndication Agent fails to do so, the Syndication Agent may be replaced, solely in respect of such additional Indebtedness, by an instrument in writing delivered to the Syndication Agent and signed by the Borrower.

         SECTION 2.1.4. Letter of Credit Commitment. Subject to compliance by the Borrower with the terms of Sections 2.1.6, 5.1 and 5.2, from time to time on any Business Day occurring concurrently with (or after) the Closing Date but prior to the Revolving Loan Commitment Termination Date, the Issuer will (i) issue one or more standby or commercial letters of credit (each referred to as a "Letter of Credit") for the account of the Borrower in the Stated Amount requested by the Borrower on such day, or (ii) extend the Stated Expiry Date of an existing standby or commercial Letter of Credit previously issued hereunder to a date not later than the earlier of (x) one Business Day prior to the eighth anniversary of the Closing Date and (y) one year from the date of such extension, subject to the proviso in the penultimate sentence of Section 2.6.

         SECTION 2.1.5. Lenders Not Permitted or Required to Make Loans. No Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make

                  (a) any Term Loan if, after giving effect thereto, the aggregate original principal amount of all Term Loans of such Lender would exceed such Lender's Percentage of the Term Loan Commitment Amount; or

                  (b) any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender's Percentage of the aggregate amount of all Letter of Credit Outstandings, would exceed such Lender's Percentage of the Revolving Loan Commitment Amount.

         SECTION 2.1.6. Issuer Not Required to Issue Letters of Credit. No Issuer shall be required to issue any Letter of Credit if, after giving effect thereto, (a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (b) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed the Revolving Loan Commitment Amount.

         SECTION 2.2. Reduction of Commitment Amounts. The Commitment Amounts are subject to reduction from time to time pursuant to this Section 2.2.

         SECTION 2.2.1 Optional. The Borrower may, from time to time on any Business Day occurring after the date of the initial Credit Extension hereunder, voluntarily reduce the Revolving Loan Commitment Amount; provided, however, that all such reductions shall require at least one Business Day's prior notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $5,000,000 and in an integral multiple of $500,000. Any such reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount, to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Issuer.

         SECTION 2.2.2. Mandatory.

                  (a) Commencing on the fifth anniversary of the Closing Date and on each successive Quarterly Payment Date thereafter, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently reduce in the amounts set forth below opposite each such date:

                                                   Scheduled Reduction of
           Date                                   Revolving Loan Commitment

          1/31/04                                      $ 5,000,000
          4/30/04                                      $ 5,000,000
          7/31/04                                      $ 5,000,000
          1/31/05                                      $ 5,000,000
          4/30/05                                      $ 5,000,000
          7/31/05                                      $ 5,000,000
         10/31/05                                      $10,000,000
          1/31/06                                      $10,000,000
          4/30/06                                      $15,000,000
          7/31/06                                      $15,000,000
         10/31/06                                      $10,000,000
          1/31/07                                      $10,000,000

                  (b) Following the prepayment in full of the Term Loans, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the date the Term Loans would otherwise have been required to be prepaid on account of any Net Disposition Proceeds, Excess Cash Flow, Net Equity Proceeds or Net Casualty Proceeds, in an amount equal to the amount by which the Term Loans would otherwise have been required to be prepaid if Term Loans had been outstanding; provided, that, at no time shall the Revolving Loan Commitment Amount be reduced to less than $25,000,000.

         SECTION 2.3. Borrowing Procedure and Funding Maintenance. By delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m., Chicago, Illinois time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day's notice (in the case of Base Rate Loans) or three Business Days' notice (in the case of LIBO Rate Loans) nor more than five Business Days' notice (in the case of any Loans), that a Borrowing be made in an aggregate amount of $5,000,000 or any larger integral multiple of $500,000 or in the unused amount of the applicable Commitment. No Borrowing Request shall be required, and the minimum aggregate amounts specified under this Section 2.3 shall not apply, in the case of Revolving Loans deemed made under Section 2.6.2 in respect of unreimbursed Disbursements. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 12:00 noon, Chicago, Illinois time, on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall promptly and in any event prior to 2:00 p.m., Chicago, Illinois time, make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

         SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/ Conversion Notice to the Administrative Agent on or before 11:00 a.m., Chicago, Illinois time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day's notice (in the case of a conversion of LIBO Rate Loans to Base Rate Loans) or three Business Days' notice (in the case of a continuation of LIBO Rate Loans or a conversion of Base Rate Loans into LIBO Rate Loans) nor more than five Business Days' notice (in the case of any Loans) that all, or any portion in a minimum amount of $5,000,000 and an integral multiple of $500,000 of any Loans be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, be converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/ Conversion Notice with respect to any LIBO Rate Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that
(x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (y) notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loans may be converted to or continued as a LIBO Rate Loan and (ii) unless repaid, each LIBO Rate Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

         SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Rate Office's interbank eurodollar market.

         SECTION 2.6. Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 11:00 a.m., Chicago, Illinois time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three nor more than ten Business Days' notice (or such shorter or longer notice as may be acceptable to the Issuer), in the case of an initial issuance of a Letter of Credit, and not less than three nor more than ten Business Days' notice (unless a shorter or longer notice period is acceptable to the Issuer) prior to the then existing Stated Expiry Date of a Letter of Credit, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that the Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any of its Subsidiaries) in such form as may be requested by the Borrower and approved by the Issuer, for the purposes described in clause (b) of Section 7.1.9. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement paid under a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary of the Borrower). Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the Issuer and each Lender thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the Revolving Loan Commitment Termination Date or (ii) one year from the date of its issuance; provided, that notwithstanding the terms of clause (ii) above, a Letter of Credit may, if required by the beneficiary thereof, contain "evergreen" provisions pursuant to which the Stated Expiry Date shall be automatically extended (in each case, to the date no later than the earlier to occur of (x) the Revolving Loan Commitment Termination Date or (y) one year from the date of such automatic extension), unless notice to the contrary shall have been given to the beneficiary by the Issuer or the account party more than a specified period prior to the then existing Stated Expiry Date. The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.

         SECTION 2.6.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) that has a Revolving Loan Commitment shall be deemed to have irrevocably purchased from the Issuer, to the extent of its Percentage in respect of Revolving Loans, and the Issuer shall be deemed to have irrevocably granted and sold to such Lender a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation and all rights with respect thereto), and such Lender shall, to the extent of its Percentage in respect of Revolving Loans, be responsible for reimbursing promptly (and in any event within one Business Day) the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage in respect of Revolving Loans, be entitled to promptly receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit and of interest payable pursuant to
Section 2.6.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

         SECTION 2.6.2. Disbursements; Conversion to Revolving Loans. The Issuer will notify the Borrower and the Administrative Agent promptly (but in any event on the same Business Day) of the presentment for payment of any drawing under any Letter of Credit issued by the Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 11:00 a.m., Chicago, Illinois time, on the Business Day following the Disbursement Date (the "Disbursement Due Date"), the Borrower will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at the rate per annum otherwise applicable to Revolving Loans (made as Base Rate Loans) from and including the Disbursement Date to but excluding the Disbursement Due Date and, thereafter (unless such Disbursement is converted into a Base Rate Loan on the Disbursement Due Date), at a rate per annum equal to the rate per annum then in effect with respect to overdue Revolving Loans (made as Base Rate Loans) pursuant to Section
3.2.2 for the period from the Disbursement Due Date through but excluding the date of such reimbursement; provided, however, that unless the Borrower has notified the Administrative Agent no later than one Business Day prior to the Disbursement Due Date that it will reimburse the Issuer for the applicable Disbursement, then the amount of the Disbursement shall be deemed to be a Borrowing of Revolving Loans constituting Base Rate Loans and following the giving of notice thereof by the Administrative Agent to the Lenders, each Lender with a Revolving Loan Commitment (other than the Issuer) will deliver to the Issuer on the Disbursement Due Date immediately available funds in an amount equal to such Lender's Percentage of such Borrowing. Each conversion of

Disbursement amounts into Revolving Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Revolving Loans all of the statements set forth in Section 5.2.1 are true and correct.

         SECTION 2.6.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon) not converted into a Base Rate Loan pursuant to Section 2.6.2, and, upon the Borrower failing or electing not to reimburse the Issuer and the giving of notice thereof by the Administrative Agent to the Lenders, each Lender's (to the extent it has a Revolving Loan Commitment) obligation under Section 2.6.1 to reimburse the Issuer or fund its Percentage of any Disbursement converted into a Base Rate Loan, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (unless the Issuer has committed gross negligence or willful misconduct in determining whether or not such Disbursement was in substantial compliance with the terms of the Letter of Credit) (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

         SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor (other than any Subsidiary that is not a Material Subsidiary) or, with notice from the Administrative Agent acting at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

                  (a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

                  (b) the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuer. At such time as the Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section, together with accrued interest at the Federal Funds Rate, which have not been applied to the satisfaction of such Obligations.

         SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.6.1, each Lender with a Revolving Loan Commitment, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, or (v) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender with a Revolving Loan Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower, each Obligor and each such Lender, and shall not put the Issuer under any resulting liability to the Borrower, any Obligor or any such Lender, as the case may be.

         SECTION 2.7. Register; Notes.

                  (a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (b)(ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of the matters noted; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

                  (b)(i) The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for the purpose of this clause
         (b), to maintain a register (the "Register") on which the Administrative Agent will record each Lender's Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section
         10.11.1. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower's obligation in respect of such Loans. The entries in the Register shall be prima facie evidence of the matters noted, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (ii) the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender's Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender's Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the Assignor thereof. No assignment or transfer of a Lender's Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section 2.7.

                  (ii) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a Note evidencing the Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be prima facie evidence of the matters noted; provided, however, that the failure of any Lender to make any such notations, or any error in any such notation, shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor. The Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11.1) be represented by one or more Notes payable to the order of the payee named therein and its registered assigns. Subject to the provisions of Section 10.11.1, a Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such obligation,

                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1. Repayments and Prepayments; Application.

         SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower

                  (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loan; provided, however, that

                           (i) any such prepayment of the Term Loans shall be
                  made pro rata among Term Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Term Loans, and any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans;

                           (ii) the Borrower shall comply with Section 4.4 in
                  the event that any LIBO Rate Loan is prepaid on any day other than the last day of the Interest Period for such Loan;

                           (iii) all such voluntary prepayments shall require at
                  least one Business Day's notice in the case of Base Rate Loans, three Business Days' notice in the case of LIBO Rate Loans, but no more than five Business Days' notice in the case of any Loans, in each case in writing to the Administrative Agent;

                           (iv) all such voluntary partial prepayments shall be
                  in an aggregate amount of $5,000,000 or any larger integral multiple of $500,000 or in the aggregate principal amount of all Loans of the type then outstanding; and

                           (v) any voluntary prepayment of Term Loans, or
                  mandatory prepayment of Term Loans on account of Net Debt Proceeds pursuant to clause (c) of this Section 3.1.1, made on or prior to the third anniversary of the Closing Date shall be subject to the payment of a premium, as set forth below:

                                  (A) 3.0% of the principal amount of Term Loans
                           prepaid pursuant to clause (a) or (c) of this Section
                           3.1.1 on or prior to the first anniversary of the Closing Date;

                                  (B) 2.0% of the principal amount of Term Loans
                           prepaid pursuant to clause (a) or (c) of this Section
                           3.1.1 subsequent to the first anniversary and prior to or on the second anniversary of the Closing Date; and

                                  (C) 1.0% of the principal amount of Term Loans
                           prepaid pursuant to clause (a) or (c) of this Section
                           3.1.1 subsequent to the second anniversary and prior or on the third anniversary of the Closing Date;

                  (b) shall, no later than five Business Days following the delivery by the Borrower of its annual audited financial reports required pursuant to clause (b) of Section 7.1.1 (commencing with the financial reports delivered in respect of the 2002 Fiscal Year), deliver to the Administrative Agent a calculation of the Excess Cash Flow for the Fiscal Year last ended and, no later than five Business Days following the delivery of such calculation, make a mandatory prepayment of the Term Loans in an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Year, to be applied as set forth in
         Section 3.1.2;

                  (c) shall, not later than five Business Days following the receipt of any Net Debt Proceeds by the Borrower or any of its Subsidiaries, deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds and make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Debt Proceeds, to be applied as set forth in Section 3.1.2; provided that any mandatory prepayment on account of Net Debt Proceeds made on or prior to the third anniversary of the Closing Date shall be subject to the payment of a premium as set forth in clause (a)(v) of this Section 3.1.1;

                  (d) shall, not later than 30 days following the receipt of any Net Disposition Proceeds by the Borrower or any of its Subsidiaries, deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds, and, to the extent the amount of such Net Disposition Proceeds with respect to any single transaction or series of related transactions exceeds $1,000,000, make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Disposition Proceeds, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of such Net Disposition Proceeds shall be required under this clause if the Borrower informs the Agents no later than 30 days following the receipt of any such Net Disposition Proceeds of its or its Subsidiary's good faith intention to apply such Net Disposition Proceeds to make Capital Expenditures or to acquire Capital Stock of an entity that is or becomes a Subsidiary Guarantor or other long term assets that are used or useful in the same or similar lines of business or businesses reasonably related thereto of the Borrower on the Closing Date within 360 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds unused after such 360 day period being applied to the Loans as set forth in Section 3.1.2;

                  (e) shall, concurrently with the receipt of any Net Equity Proceeds by the Borrower or any of its Subsidiaries at any time after the fifth anniversary of the Closing Date, deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds, and no later than five Business Days following the delivery of such calculation, and, to the extent that the amount of such Net Equity Proceeds exceeds $5,000,000, make a mandatory prepayment of the Term Loans in an amount equal to 50% of such Net Equity Proceeds to be applied as set forth in Section 3.1.2;

                  (f) shall, within 60 days following the receipt by the Borrower or any of its Subsidiaries of any Net Casualty Proceeds in excess of $1,000,000 (individually or in the aggregate over the course of a Fiscal Year), make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Casualty Proceeds, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of Net Casualty Proceeds shall be required under this clause if the Borrower informs the Agents no later than 60 days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or its Subsidiary's good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property or to make Capital Expenditures or to acquire Capital Stock of an entity that is or becomes a Subsidiary Guarantor or other long term assets that are used or useful in the same or similar lines of business or businesses reasonably related thereto of the Borrower on the Closing Date and in fact uses such Net Casualty Proceeds to rebuild or replace the damaged, destroyed or condemned assets or property within 360 days following the receipt of such Net Casualty Proceeds, with the amount of such Net Casualty Proceeds unused after such 360 day period being applied to the Loans pursuant to Section 3.1.2;

                  (g) shall, on each date when any reduction in the Revolving Loan Commitment Amount shall become effective, including pursuant to
         Section 3.1.2, make a mandatory prepayment of Revolving Loans and (if necessary) deposit with the Administrative Agent cash collateral for Letter of Credit Outstandings in an aggregate amount equal to the excess, if any, of the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) the aggregate amount of all Letter of Credit Outstandings over the Revolving Loan Commitment Amount as so reduced;

                  (h) shall, on the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, make a scheduled repayment of the outstanding principal amount, if any, of Term Loans in an aggregate amount equal to the amount set forth opposite such Stated Maturity Date or period, as applicable (as such amounts may have otherwise been increased or reduced pursuant to this Agreement):

                                       Scheduled
                                       Principal
     Period                            Repayment

2/1/03 - 1/31/07                       $   437,500
2/1/07 - 7/31/07                       $17,500,000
8/1/07 to the Ninth
Anniversary of the
Closing Date                           $66,500,000



                  (i) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans or Obligations pursuant to Section 8.2 or
         Section 8.3, repay all outstanding Loans and other Obligations, unless, pursuant to Section 8.3, only a portion of all Loans and other Obligations are so accelerated (in which case the portion so accelerated shall be so prepaid).

         Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by clause (a)(v) of this
Section 3.1.1 and/or Section 4.4. No prepayment of principal of any Revolving Loans pursuant to clause (a) or (g) of this Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount.

         SECTION 3.1.2. Application.

                  (a) Subject to clause (b) below, each prepayment or repayment of principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as LIBO Rate Loans; provided that prepayments or repayments of LIBO Rate Loans not made on the last day of the Interest Period with respect thereto, shall be prepaid or repaid subject to the provisions of Section 4.4 (together with a payment of all accrued interest).

                  (b) Each voluntary prepayment of Term Loans and each mandatory prepayment of Term Loans made pursuant to clauses (b), (c), (d), (e) and (f) of Section 3.1.1 shall be applied, to the extent of such prepayment, on a pro rata basis, to a prepayment of the outstanding principal amount of all remaining Term Loans and the remaining scheduled quarterly amortization payments in respect thereof, until all such Term Loans have been paid in full, and thereafter, to a prepayment of the outstanding principal amount of all Revolving Loans and a reduction of the Revolving Loan Commitment Amount to not less than $25,000,000; provided, however, that if the Borrower at any time elects in writing, in its sole discretion, to permit any Lender that has Term Loans to decline to have such

         Loans prepaid, then any Lender having Term Loans outstanding may, by delivering a notice to the Agents at least one Business Day prior to the date that such prepayment is to be made, decline to have such Loans prepaid with the amounts set forth above, in which case 50% of the amounts that would have been applied to a prepayment of such Lender's Term Loans shall instead be applied to a prepayment of the Revolving Loans and a reduction of the Revolving Loan Commitment Amount to not less than $25,000,000, with the balance being retained by the Borrower.

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with this Section 3.2.

         SECTION 3.2.1. Rates.

                  (a) Each Base Rate Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made or converted to a Base Rate Loan to but excluding the date such Loan is repaid or converted to a LIBO Rate Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Loan on such day.

                  (b) Each LIBO Rate Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin for such Loan on such day.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan shall have become due and payable (whether on the applicable Stated Maturity Date, upon acceleration or otherwise), or any other monetary Obligation (other than overdue Reimbursement Obligations which shall bear interest as provided in Section 2.6.2) of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of any overdue principal of Loans, overdue interest thereon, overdue commitment fees or other overdue amounts in respect of Loans or other obligations (or the related Commitments), the rate that would otherwise be applicable to Base Rate Loans pursuant to Section 3.2.1 plus 2% and (b) in the case of other overdue monetary Obligations, the rate that would otherwise be applicable to Revolving Loans that were Base Rate Loans plus 2%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                  (a) on the Stated Maturity Date therefor;

                  (b) in the case of a LIBO Rate Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, to the extent of the unpaid interest accrued through such date on the principal so paid or prepaid;

                  (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the date of the initial Borrowing hereunder;

                  (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period); and

                  (e) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans, Reimbursement Obligations or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender that has a Revolving Loan Commitment, for each day during the period (including any portion thereof when any of the Lenders' Revolving Loan Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Closing Date and continuing to but excluding the Revolving Loan Commitment Termination Date, a commitment fee on such Lender's Percentage of the unused portion, whether or not then available, of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings) for such day at a rate per annum equal to the Applicable Commitment Fee for such day. Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Closing Date, and on the Revolving Loan Commitment Termination Date.

         SECTION 3.3.2. Administrative Agent Fee. The Borrower agrees to pay an annual administration fee to the Administrative Agent, for its own account, in the amount set forth in a letter dated January 29, 1999, between the Borrower and the Administrative Agent, payable in advance on the Closing Date and annually thereafter.

         SECTION 3.3.3. Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Issuer and each other Lender that has a Revolving Loan Commitment Amount, a Letter of Credit fee for each day on which there shall be any Letters of Credit outstanding on the aggregate undrawn amount of all Letters of Credit outstanding on such day, at a rate per annum equal to the Applicable Margin for such day for Revolving Loans that are maintained as LIBO Rate Loans. The Borrower further agrees to pay to the Issuer for its own account, for each day on which there shall be any Letters of Credit outstanding, an issuance fee on the aggregate undrawn amount of all Letters of Credit outstanding on such day at the rate per annum agreed by the Borrower and such Issuer. All such fees shall be payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Commitment Termination Date.


                                   ARTICLE IV

                     CERTAIN LIBO RATE AND OTHER PROVISIONS

         SECTION 4.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, in each case after the date upon which such Lender shall have become a Lender hereunder, makes it unlawful, or any central bank or other governmental authority asserts, after such date, that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any Loans as or to LIBO Rate Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist (with the date of such notice being the "Reinstatement Date"), and (i) all LIBO Rate Loans previously made by such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion and (ii) all Loans thereafter made by such Lender and outstanding prior to the Reinstatement Date shall be made as Base Rate Loans, with interest thereon being payable on the same date that interest is payable with respect to the corresponding Borrowing of LIBO Rate Loans made by Lenders not so affected.

         SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that

                  (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in its relevant market; or

                  (b) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 4.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans (excluding any amounts, whether or not constituting Taxes, referred to in Section 4.6) arising as a result of any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority that occurs after the date upon which such Lender became a Lender hereunder. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan, but excluding any loss of margin after the date of any such conversion, repayment, prepayment or failure to borrow, continue or convert) as a result of

                  (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to
         Section 3.1 or otherwise;

                  (b) any Loans not being borrowed as LIBO Rate Loans in accordance with the Borrowing Request therefor; or

                  (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/ Conversion Notice therefor,

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, in each case occurring after the applicable Lender becomes a Lender hereunder, affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments, participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

         SECTION 4.6. Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder (including Reimbursement Obligations), fees and expenses) shall be made free and clear of and without deduction for any present or future income, profits, gross receipts, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) any income, profits, gross receipts, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholding or other charges imposed on either of the Agents as a result of a present or former connection between the applicable lending office (or office through which it performs any of its actions as Agent) of such Agent, and any income, profits, gross receipts, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholding or other charges imposed on any Lender as a result of a present or former connection between the applicable lending office of a Lender, in each case and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or taken any action to enforce, this Agreement and any Note) and (ii) any income, profits, gross receipts, excise, stamp or franchise taxes and other similar taxes, fees, duties, withholding or other charges to the extent that they are in effect and would apply as of the date that any Person becomes a Lender or Assignee Lender, or as of the date that any Lender changes its applicable lending office, if such taxes become applicable as a result of such change (other than a change in an applicable lending office made pursuant to Section 4.10 below) (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will pay directly to the relevant taxing authority the full amount required to be so withheld or deducted, promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority, and pay to the Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States or a state thereof if such Lender fails to comply with the requirements of clause (b) of Section 4.6.

         Moreover, if any Taxes are directly asserted against either of the Agents or any Lender with respect to any payment received by such Agents or such Lender hereunder, such Agents or such Lender may pay such Taxes and the Borrower will promptly pay to such Person such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person (including any Taxes on such additional amount) shall equal the amount of such Taxes paid by such Person; provided, however, that the Borrower shall not be obligated to make payment to the Lenders or the Agents (as the case may be) pursuant to this sentence in respect of interest attributable to any Taxes, if written demand therefor has not been made by such Lenders or the Agents within 60 days from the date on which such Lenders or the Agents knew of the imposition of Taxes by the relevant taxing authority or for any additional imposition which may arise from the failure of the Lenders or the Agents to apply payments in accordance with the tax law after the Borrower has made the payments required hereunder. After the Lenders or the Agents (as the case may be) learn of the imposition of Taxes, such Lenders and the Agents will act in good faith to notify the Borrower of its obligations hereunder as soon as reasonably possible.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.

         (b) Each Non-U.S. Lender shall, (i) (A) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, (B) in the case of an Assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrower and the Administrative Agent, two or more (as the Borrower or the Agents may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or, solely if such Lender is claiming complete exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Forms W-8 and a certificate signed by a duly authorized officer of such Lender representing that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, and such other forms, documents and/or certification (or successor forms, documents and/or certification), appropriately completed, as may be reasonably requested by the Borrower establishing that payments to such Lender are exempt in their entirety from withholding or deduction of Taxes; and (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrower.

         (c) If the Borrower determines in good faith that a reasonable basis exists for contesting the imposition of a Tax with respect to a Lender or either of the Agents, the relevant Lender or Agent, as the case may be, shall fully cooperate with the Borrower in challenging such Tax at the Borrower's expense if requested by the Borrower.

         (d) If a Lender or an Agent shall receive a refund (including any offset or credits from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority) of any Taxes paid by the Borrower pursuant to subsection 4.6(a) above), such Lender or the Agent (as the case may
be) shall promptly pay the Borrower the amount so received, with interest from the taxing authority with respect to such refund.

         (e) Each Lender and each Agent agrees, to the extent reasonable and without material cost to it, to cooperate with the Borrower to minimize any amounts payable by the Borrower under this Section 4.6.

         SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by or on behalf of the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders, Agents or Lead Arranger, as applicable, entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., Chicago, Illinois time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender, Agent or Lead Arranger, as the case may be, its share, if any, of such payments received by the Administrative Agent for the account of such Lender, Agent or Lead Arranger, as the case may be. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (i) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligations (other than pursuant to the terms of Sections 4.3, 4.4 and 4.5) in excess of its pro rata share of payments then or therewith obtained by all Lenders entitled thereto, such Lender shall purchase from the other Lenders such participation in the Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing

Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (i) the amount of such selling Lender's required repayment to the purchasing Lender in respect of such recovery, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor (other than Subsidiaries that are not Material Subsidiaries) or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, to the fullest extent permitted by law, have the right to appropriate and apply to the payment of the Obligations then due to it, and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

         SECTION 4.10. Mitigation. Each Lender agrees that if it makes any demand for payment under Section 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section
4.1. Any demand for payment by a Lender pursuant to Sections 4.3, 4.5 or 4.6 shall be effective only if notice thereof shall have been given within 90 days after delivery of the annual audit report for such Lender for the Fiscal Year in which the event giving rise to such demand shall have occurred.

         SECTION 4.11. Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If any Lender (a "Subject Lender") makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, or gives notice pursuant to Section
4.1 requiring a conversion of such Subject Lender's LIBO Rate Loans to Base Rate Loans or suspending such Lender's obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, the Borrower may, within 90 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation), as the case may be, give notice (a "Replacement Notice") in writing to the Agents and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a "Replacement Lender") designated in such Replacement Notice. If the Agents shall, in the exercise of their reasonable discretion and within 30 days of their receipt of such Replacement Notice, notify the Borrower and such Subject Lender in writing that the designated financial institution is satisfactory to the Agents (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts that would be due pursuant to Section 4.4 if the Borrower were then making a prepayment in an equal amount, assign, in accordance with Section 10.11.1, all of its Commitments, Loans, Notes and other rights and obligations under this Agreement and all other Loan Documents (including, without limitation, Reimbursement Obligations) to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender's Loans and its Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the Borrower shall issue a replacement Note or Notes, as the case may be, to such designated financial institution or Replacement Lender, as applicable, and such institution shall become a "Lender" for all purposes under this Agreement and the other Loan Documents.


                                    ARTICLE V

                         CONDITIONS TO CREDIT EXTENSIONS

         SECTION 5.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

         SECTION 5.1.1. Resolutions, etc. The Agents shall have received from each Obligor (a) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (b) a certificate, dated the date of the initial Credit Extension, of its Secretary or Assistant Secretary as to (i) resolutions of such Person's Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan

Document to be executed by such Person and the transactions contemplated thereby
(ii) the incumbency and signatures of those of such Person's officers authorized to act with respect to each Loan Document executed by such Person, and (iii) the full force and validity of each Organic Document of such Person and copies thereof, upon which certificates each Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

         SECTION 5.1.2. Delivery of Notes. The Agents shall have received, for the account of each Lender so requesting Notes, such Lender's Notes duly executed and delivered by an Authorized Officer of the Borrower.

         SECTION 5.1.3. Transaction Documents. The Agents shall have received (with copies for each Lender that shall have expressly requested copies thereof) fully executed copies of the Transaction Documents and all certificates, opinions and other documents delivered thereunder, certified to be true and complete copies thereof by an Authorized Officer of the Borrower.

         SECTION 5.1.4. Closing Date Certificate. Each of the Agents shall have received, with counterparts for each Lender, the Closing Date Certificate, substantially in the form of Exhibit D hereto, dated the date of the initial Credit Extension and duly executed and delivered by the chief executive, financial or accounting (or equivalent) Authorized Officer of the Borrower, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct.

         SECTION 5.1.5. Subsidiary Guaranty. The Agents shall have received the Subsidiary Guaranty, dated the date hereof, duly executed and delivered by an Authorized Officer of each U.S. Subsidiary of the Borrower in existence on the date of the initial Credit Extension.

         SECTION 5.1.6. Parent Guaranty and Pledge Agreement. The Agents shall have received executed counterparts of the Parent Guaranty and Pledge Agreement, dated as of the date hereof, duly executed and delivered by an Authorized Officer of the Parent, together with (i) the certificates evidencing all of the issued and outstanding shares of Capital Stock of the Borrower which shall be pledged pursuant to the Parent Guaranty and Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank and (ii) all promissory notes, if any, evidencing intercompany Indebtedness payable to the Parent duly endorsed to the order of the Administrative Agent, together with Uniform Commercial Code Financing Statements (or similar instruments) in respect of such promissory notes executed by the Parent to be filed in such jurisdictions as the Administrative Agent may reasonably request.

         SECTION 5.1.7. Security Agreements. The Agents shall have received executed counterparts of the Borrower Security and Pledge Agreement, dated as of the date hereof, duly executed and delivered by an Authorized Officer of the Borrower and, in the event the Borrower has any U.S. Subsidiaries, executed counterparts of a Subsidiary Security and Pledge Agreement dated as of the date hereof, duly executed and delivered by an Authorized Officer of each such U.S. Subsidiary, together with

                  (a) executed copies of Uniform Commercial Code financing statements (Form UCC-1), naming the Borrower and each such U.S. Subsidiary (if any) as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Security Agreement;

                  (b) the applicable Perfection Certificate;

                  (c) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agents, dated a date reasonably near to the date of the initial Credit Extension, listing all effective financing statements which name the Borrower and each U.S. Subsidiary (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which shall cover any collateral described in any Security Agreement);

                  (d) in the event the Borrower has any Subsidiaries, certificates evidencing all of the issued and outstanding shares of Capital Stock owned by the Borrower in each such Subsidiary or owned by any other Subsidiary, which certificates shall be accompanied by undated stock powers duly executed in blank; and

                  (e) all Intercompany Notes (as defined in the relevant Security Agreement), if any, evidencing Indebtedness payable to the Borrower or to any Subsidiary duly endorsed to the order of the Administrative Agent, together with Uniform Commercial Code Financing Statements (or similar instruments) in respect of such Intercompany Notes executed by the Borrower or a Subsidiary Guarantor to be filed in such jurisdictions as the Administrative Agent may reasonably request;

provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pledge in excess of 65% of the outstanding voting stock of any Non-U.S. Subsidiary. If any securities pledged pursuant to a Security Agreement are uncertificated securities or are held through a financial intermediary, the Administrative Agent shall have received confirmation and evidence satisfactory to it that appropriate book entries have been made in the relevant books or records of a financial intermediary or the issuer of such securities, as the case may be, or other appropriate steps have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Administrative Agent in such securities pursuant to the terms of the applicable Security Agreement.

         SECTION 5.1.8. Assignment Agreement and Consents to Assignment. The Agents shall have received a fully executed copy of the Assignment Agreement, together with consents to assignment executed and delivered by the parties to the Nextel Operating Agreements.

         SECTION 5.1.9. Licenses. The Administrative Agent shall have received from the Borrower a photocopy, certified to be true and complete, of the Licenses presently owned by the Nextel License Subsidiary for the markets listed on Schedule III and such Licenses shall be owned by the Nextel License Subsidiary free and clear of all Liens (other than Liens created by any Loan Document or imposed by the Communications Act).

         SECTION 5.1.10. Consents. The Agents shall have received evidence satisfactory to each of them that the Borrower has made appropriate filings with the FCC in order to obtain all consents and approvals required to be obtained from the FCC in connection with the License Transfer. Other than consents and approvals required to be obtained from the FCC in connection with the License Transfer, all consents and approvals required to be obtained from any governmental authority or other Person in connection with the Transaction or the other transactions contemplated hereby, including evidence of compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, without the imposition of any material conditions and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose material conditions on the Transaction or the other transactions contemplated hereby. To the extent contemplated by the terms of this Agreement and the Subscription and Contribution Agreement, the Transaction shall have been, or substantially simultaneously with the initial funding of Credit Extensions on the Closing Date shall be, consummated in accordance with the Transaction Documents and applicable law, without any amendment to or waiver of any material terms or conditions of the Transaction Documents not approved by the Required Lenders.

         SECTION 5.1.11. Capitalization and Structure. To the extent not expressly contemplated in the Subscription and Contribution Agreement or the Restated Certificate of Incorporation, the Agents shall be satisfied with (a) the corporate and capital structure of the Borrower and its Subsidiaries and (b) the contributions to the Borrower's equity. The Agents shall be satisfied with the corporate and capital structure of the Nextel License Subsidiary.

         SECTION 5.1.12. Vendor Contracts. The Borrower shall have entered into supply contracts with Motorola for the Network Build-Out and the acquisition of related equipment and, to the extent material, such contracts shall be reasonably satisfactory to the Lenders.

         SECTION 5.1.13. Financial Information, etc. On the Closing Date, the Agents shall have received, with counterparts for each Lender, a pro forma consolidated balance sheet of the Borrower and its Subsidiaries, as of October 31, 1998 (the "Pro Forma Balance Sheet"), certified by the chief financial or accounting Authorized Officer of the Borrower, giving effect to all pro forma adjustments as if the Transaction had been consummated on such date, and reflecting the proposed legal and capital structure of the Borrower, which legal and capital structure shall be satisfactory in all respects to the Arranger and the Syndication Agent.

         SECTION 5.1.14. Business Plan. The Agents shall have received a certificate dated the Closing Date executed by an Authorized Officer of the Borrower certifying that attached thereto is a nine-year business plan of the Borrower satisfactory to the Lenders with quarterly projections for at least the three-year period following the Closing Date.

         SECTION 5.1.15. Nextel Contribution, Motorola Contribution, Investors Contribution, Borrower Equity Contribution and Senior Discount Note Issuance. The Agents shall have received evidence satisfactory to each of them that (i) NWIP made the Nextel Contribution, (ii) Motorola made the Motorola Contribution,
(iii) the amount of cash consideration received by the Parent for the sale of its Preferred Stock to the Investors pursuant to the Subscription and Contribution Agreement, plus the amount of additional cash consideration payable by the Investors pursuant to irrevocable binding commitments with the Parent set forth in the Subscription and Contribution Agreement, shall be at least $156,400,000, (iv) the Parent received not less than $400,000,000 in gross cash proceeds from the Senior Discount Notes Issuance and (v) the Borrower received the Borrower Equity Contribution.

         SECTION 5.1.16. Litigation. There shall exist no pending or threatened material litigation, proceedings or investigations which (x) contests the consummation of the Transaction or (y) could reasonably be expected to have a material adverse effect on the financial condition, operations, assets, businesses, properties or prospects of the Parent, the Borrower, or any of their respective Subsidiaries or the ability of NWIP to perform its obligations under the Nextel Operating Agreements.

         SECTION 5.1.17. Material Adverse Change. There shall have occurred no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, since December 31, 1998.

         SECTION 5.1.18. Reliance Letters. The Agents shall, unless otherwise agreed, have received reliance letters, dated the date of the making of the initial Credit Extension and addressed to each Lender and each Agent, in respect of each of the legal opinions (other than "disclosure" and other similar opinions) delivered in connection with the Transaction.

         SECTION 5.1.19. Opinions of Counsel. The Agents shall have received opinions, dated the date of the initial Credit Extension and addressed to the Agents and all Lenders from

                  (a) Friedman Kaplan & Seiler LLP, New York counsel to each of the Obligors, in substantially the form of Exhibit N-1 hereto;

                  (b) Willkie Farr & Gallagher, special FCC counsel to the Obligors, in substantially the form of Exhibit N-2 hereto; and

                  (c) Paine, Hamblen, Coffin, Brooke & Miller LLP, special Washington counsel to the Obligors, Davis Wright Tremaine LLP, special Hawaiian counsel to the Obligors, in substantially the form of Exhibit N-3 hereto.

         SECTION 5.1.20. Insurance. The Agents shall have received satisfactory evidence of the existence of insurance in compliance with Section 7.1.4 (including all endorsements included therein), and the Administrative Agent shall be named additional insured or loss payee, on behalf of the Lenders, pursuant to documentation reasonably satisfactory to the Agents and the Borrower.

         SECTION 5.1.21. NWIP Undertaking. The Administrative Agent shall have received the NWIP Undertaking, dated as of the date of the initial Credit Extension, duly executed and delivered by an Authorized Officer of NWIP.

         SECTION 5.1.22. Cash Account; Cash Collateral Agreement. The Agents shall have received a copy of the Cash Collateral Agreement, dated as of the date of the date hereof, duly executed and delivered by an Authorized Officer of the Borrower, together with evidence that the Cash Account has been established pursuant to the Borrower Security and Pledge Agreement and that the proceeds of the Loans made on the Closing Date shall be deposited into the Cash Account.

         SECTION 5.1.23. Realco Agreement; Management Agreement. The Administrative Agent shall have received each of the Realco Agreement and the Management Agreement, each dated as of the date of the initial Credit Extension, duly executed and delivered by Authorized Officers of each of the Borrower and Realco.

         SECTION 5.1.24. Closing Fees, Expenses, etc. The Agents and the Arranger shall have received, each for its own respective account, or, in the case of the Administrative Agent, for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

         SECTION 5.1.25. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Agents and their counsel; the Agents and their counsel shall have received all information, approvals, opinions, documents or instruments as the Agents or their counsel may reasonably request.

         SECTION UCC 5.1.26. Filing Service. All Uniform Commercial Code (Form UCC-1) financing statements or other similar financing statements required pursuant to the Loan Documents (collectively, the "Filing Statements") shall have been delivered to CT Corporation System or another similar filing service company reasonably acceptable to the Administrative Agent (the "Filing Agent"). The Filing Agent shall have acknowledged in writing reasonably satisfactory to the Administrative Agent and its counsel (i) the Filing Agent's receipt of all such Filing Statements, (ii) that such Filing Statements have either been submitted for filing in the appropriate filing offices therefor or will be submitted for filing in such appropriate offices within ten days of the Closing Date and (iii) that the Filing Agent will notify the Administrative Agent and its counsel of the result of such submissions within 30 days of the Closing Date.

         SECTION 5.2. All Credit Extensions. The obligation of each Lender and, if applicable, the Issuer, to make any Credit Extension (including its initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:

                  (a) the representations and warranties set forth in Article VI and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

                  (b) the sum of the (A) aggregate outstanding principal amount of all Revolving Loans and (B) the aggregate amount of all Letter of Credit Outstandings does not exceed the then existing Revolving Loan Commitment Amount; and

                  (c) no Default shall have then occurred and be continuing.

         SECTION 5.2.2. Credit Extension Request. The Agents shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of proceeds of any Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect thereto and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders, the Issuer and the Agents to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants unto the Agents and each Lender as set forth in this Article VI.

         SECTION 6.1. Organization, etc. Each of the Borrower and its Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property (including the Licenses), to operate Network in the areas set forth on
Schedule III and to conduct its business substantially as currently conducted by it, except where the failure to hold such governmental licenses, permits and approvals could not reasonably be expected to have a Material Adverse Effect.

         SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Material Obligor of each Loan Document executed or to be executed by it and each such other Material Obligor's participation in the consummation of the Transactions are within the Borrower's and each such other Material Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

                  (a) contravene the Borrower's or any such Material Obligor's Organic Documents;

                  (b) contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any such Material Obligor; or

                  (c) result in, or require the creation or imposition of, any Lien (other than Liens permitted under the Loan Documents) on any of the Borrower's or any other Material Obligor's properties.

         SECTION 6.3. Government Approval, Regulation, etc. Other than consents and approvals required to be obtained from the FCC in connection with the License Transfer, no material authorization or approval or other action by, and no material notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Material Obligor of this Agreement, the Notes or any other Loan Document to which it is a party, or for the Borrower's and each such other Material Obligor's participation in the consummation of the Transaction, except as have been duly obtained or made and are in full force and effect. No Material Obligor is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, and each Loan Document executed pursuant hereto by each other Material Obligor will, on the due execution and delivery thereof by such Material Obligor, be the legal, valid and binding obligation of such Material Obligor enforceable in accordance with its terms, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         SECTION 6.5. Financial Information. The Pro Forma Balance Sheet delivered pursuant to Section 5.1.13 has been prepared in accordance with GAAP consistently applied, and presents fairly the consolidated financial condition of the corporations covered thereby as at the date thereof, subject in the case of interim financial statements to the lack of footnotes and to normal year end audit adjustments. The Borrower and its Subsidiaries have no material liabilities (contingent or otherwise) as of the Closing Date that are not reflected in the Pro Forma Balance Sheet (other than as described in the Offering Memorandum, dated January 22, 1999, with respect to the offering of the Senior Notes).

         SECTION 6.6. No Material Adverse Effect. Since December 31, 1998, there has been no event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect.

         SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, overtly threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues which (i) would contest the consummation of the Transaction or (ii) could reasonably be expected to have a Material Adverse Effect, except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule. No materially adverse development has occurred in any litigation, action, labor controversy, arbitration or governmental investigation or other proceeding disclosed in Item
6.7 ("Litigation") of the Disclosure Schedule.

         SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries (i) which are identified in Item 6.8 ("Existing Subsidiaries") of the Disclosure Schedule, or (ii) which are permitted to have been acquired in accordance with Section 7.2.5. Each License Subsidiary is a wholly-owned Subsidiary of the Borrower, and all the Capital Stock of each License Subsidiary is directly or indirectly owned by the Borrower free and clear of all Liens, charges or claims (other than any Lien, charge or claim created by the Security Documents). All Licenses which are directly or indirectly held by the Borrower or any of its Subsidiaries are owned, beneficially and of record by a License Subsidiary, free and clear of all Liens, charges or claims (other than any Lien, charge or claim under the Security Documents or imposed by the Communications Act).

         SECTION 6.9. Ownership of Properties. Each of the Borrower and its Subsidiaries owns good and marketable title to, or valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) other than any Lien, charge or claim (i) which is permitted under Section 7.2.3 or (ii) which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         SECTION 6.10. Taxes. Each Obligor has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.11. Pension and Welfare Plans. Except as disclosed in Item
6.11 ("Employee Benefit Plans") of the Disclosure Schedule, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement medical benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws which could reasonably be expected to have a Material Adverse Effect.

         SECTION 6.12. Environmental Warranties. Except as set forth in Item
6.12 ("Environmental Matters") of the Disclosure Schedule or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse
Effect:

                  (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower or its Subsidiaries in compliance with all Environmental Laws;

                  (b) there have been no past, and there are no pending or, to the knowledge of the Borrower, threatened claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or claims, complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law, in each case which have not been disclosed in writing and in reasonable detail to the Agents;

                  (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                  (d) the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses;

                  (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on (x) the National Priorities List pursuant to CERCLA, or (y) on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                  (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                  (g) neither the Borrower nor any Subsidiary of any Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower; and

                  (i) no conditions exist at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Environmental Law.

         SECTION 6.13. Regulations U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.14. Licenses; License Transfer. The Licenses held by the Nextel License Subsidiary as of the Closing Date are set forth on Schedule III and such Licenses are all of the Licenses necessary to construct, install and develop the Network, and to operate those portions of the Network for which development has been completed, in the markets listed on Schedule III. Both before and after giving effect to the License Transfer, (a) the Borrower and its Subsidiaries have the full use and benefit of all Licenses necessary to construct, install and develop the Network, and to operate those portions of the Network for which development has been completed, in the markets listed on Schedule III, (b) such Licenses have been duly issued by the FCC and (c) such Licenses are in full force and effect and the Nextel License Subsidiary and the Borrower and its Subsidiaries are in compliance in all material respects with all of the provisions of each such License held at any time by any of them. The Borrower and the Nextel License Subsidiary have made all filings with the FCC and any other governmental authority, regulatory body or other Person which may be necessary or required in order to consummate the License Transfer within 365 days following the Closing Date. The provisions of this Section 6.14 are subject to Item 6.15 ("Schedule of Exceptions") of the Disclosure Schedule.

         SECTION 6.15. FCC Compliance. Except as set forth in Item 6.15 ("Schedule of Exceptions") of the Disclosure Schedule,

                  (a) The Nextel License Subsidiary and the Borrower and its Subsidiaries are in compliance with the Communications Act and all requirements of the FCC, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                  (b) Neither the Nextel License Subsidiary nor the Borrower nor any Subsidiary of the Borrower has any knowledge of any investigation, notice of apparent liability, violation, forfeiture or any other proceedings (other than proceedings relating to the wireless communications industries generally) of or before the FCC, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (c) No event or group of events has occurred or failed to occur which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modifications, non-renewal, forfeiture with respect to, any License or group of Licenses in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of the Nextel License Subsidiary, the Borrower or any License Subsidiary under any License or group of Licenses held by the Nextel License Subsidiary, the Borrower or any License Subsidiary in any respect which could reasonably be expected to have a Material Adverse Effect.

                  (d) The Nextel License Subsidiary, the Borrower and each License Subsidiary have duly filed in a timely manner all filings, reports, applications, documents, instruments and information required to be filed by any of them under the Communications Act which could reasonably be expected to have a Material Adverse Effect, and all such filings were when made (and where required have been supplemented in order to continue to be) true, correct and complete in any respect which could reasonably be expected to have a Material Adverse Effect.

                  (e) Neither the Nextel License Subsidiary nor the Borrower has any reason to believe that each License held by the Nextel License Subsidiary, the Borrower or any

         Subsidiary will not be renewed in the ordinary course, except where non-renewal could not reasonably be expected to have a Material Adverse Effect.

         SECTION 6.16. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agents, the Lead Arranger or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby or with respect to the Transaction is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agents, the Lead Arranger any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified, the Lead Arrangers and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information in light of the circumstances when made not materially misleading. All projections furnished to the Agents, the Issuer or any Lender (whether before or after the Closing Date) have been or will be prepared in good faith on the basis of reasonable assumptions, it being understood that actual results may differ from projections.

         SECTION 6.17. Solvency. The Transaction (including the incurrence of the initial Credit Extension hereunder, the execution and delivery by each Subsidiary Guarantor of the Subsidiary Guaranty and the application of the proceeds of the Credit Extensions), will not involve or result in any fraudulent transfer or fraudulent conveyance under the provisions of Section 548 of the Bankruptcy Code (11 U.S.C. ss. 101 et seq., as from time to time hereafter amended, and any successor or similar statute) or any applicable state law respecting fraudulent transfers or fraudulent conveyances. On the Closing Date, after giving effect to the Transaction and the making of each Credit Extension made on the Closing Date and after giving effect to the application of the proceeds of such Credit Extensions, the Borrower and each Subsidiary Guarantor is Solvent.

         SECTION 6.18. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's computer systems and equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower to conduct its business without Material Adverse Effect.

         SECTION 6.19. Credit Facility. This Agreement represents the "Credit Facility" designated by the Parent as the "Credit Facility" for purposes of the Indenture.

         SECTION 6.20. Interests in Real Property Sufficient for Conduct of Business. The Borrower and its Subsidiaries own and or lease sufficient interests in real property for the conduct of the Borrower's business as presently conducted and as presently proposed to be conducted and no other interests in real property are necessary for the conduct of such business other than those the absence of which would not have a Material Adverse Effect.


                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Agents, each Lender and the Issuer that, until all Commitments have terminated, all Letters of Credit have expired and all monetary Obligations then due have been paid in full, the Borrower will perform, or cause to be performed, the obligations set forth in this Section 7.1.

         SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and each Agent copies of the following financial statements, reports, notices and information:

                  (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters and 90 days after the end of the fourth Fiscal Quarter of each Fiscal Year of the Parent, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial or chief accounting Authorized Officer of the Parent;

                  (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent, a copy of the annual audit report for such Fiscal Year for the Parent and its Subsidiaries, including therein consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agents and the Required Lenders by Arthur Andersen LLP or other independent public accountants acceptable to the Agents and the Required Lenders, together with a report from such accountants (unless the giving of such a certificate is contrary to accounting practice) containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in clauses (a), (b), (c) and (f) through (k) of Section 7.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default and the steps, if any, being taken to cure it;

                  (c) together with the delivery of the financial information required pursuant to clause (a) and clause (b), a Compliance Certificate, executed by the chief financial or chief accounting Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agents) compliance with the financial covenants set forth in Section 7.2.4;

                  (d) within 60 days after the commencement of each Fiscal Year of the Borrower, a detailed consolidated budget for such Fiscal Year;

                  (e) within 30 days after the end of each Fiscal Quarter of the Borrower, a certificate of an Authorized Officer of the Borrower setting forth (i) the aggregate number of Subscriber Units whose service terminated during such Fiscal Quarter, (ii) the aggregate number of Subscriber Units added during such Fiscal Quarter, (iii) the aggregate number of Subscriber Units at the end of such Fiscal Quarter,
         (iv) revenue for such Fiscal Quarter and (v) the number of Covered POPs during such Fiscal Quarter;

                  (f) as soon as possible and in any event within five Business Days after the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                  (g) as soon as possible and in any event within five Business Days after (i) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 which could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof and copies of all material documentation relating thereto;

                  (h) promptly after the sending or filing thereof, copies of all reports which the Parent sends to any of its security holders generally in their capacity as security holders, and all reports and registration statements which the Parent or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                  (i) promptly upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all material documentation relating thereto; and

                  (j) such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

         SECTION 7.1.2. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all applicable laws, rules, regulations and orders, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (b) maintain and preserve its corporate existence and qualification as a foreign corporation, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (c) pay, before the same become delinquent, all material taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.1.4. Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Agents, furnish to the Agents and each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Material Subsidiaries in accordance with this Section 7.1.4.

         SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Material Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agents, the Issuer and each Lender or any of their respective representatives, at reasonable times and intervals, to discuss its financial matters with its officers and, after reasonable notice to the Borrower and provision of an opportunity for the Borrower to participate in such discussion, its independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and upon reasonable notice, but, unless an Event of Default shall have occurred and be continuing, not more than once in each Fiscal Year, to visit all of its offices and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Agent's or any Lender's exercise of its rights pursuant to this Section.

         SECTION 7.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

                  (a) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

                  (b) promptly notify the Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the environmental condition of its facilities and properties or compliance with Environmental Laws which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

                  (c) provide such information and certifications which the Agents may reasonably request from time to time to evidence compliance with this Section 7.1.6.

         SECTION 7.1.7. Future Subsidiaries. Upon any Person becoming, after the Closing Date, a Subsidiary of the Borrower, or upon the Borrower or any Subsidiary of the Borrower acquiring additional Capital Stock of any existing Subsidiary, the Borrower shall promptly notify the Agents of such acquisition, and

                  (a) the Borrower shall promptly cause such Subsidiary to execute and deliver to the Administrative Agent, with counterparts for each Lender, a supplement to the Subsidiary Guaranty and a supplement to the Subsidiary Security and Pledge Agreement (and, if such Subsidiary owns any real property having a value in excess of $1,000,000, a Mortgage), together with acknowledgment copies of Uniform Commercial Code financing statements (Form UCC-1) executed and delivered by the Subsidiary naming the Subsidiary as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code and any other applicable recording statutes, in the case of real property, of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Subsidiary Security and Pledge Agreement or a Mortgage, as the case may be (other than the perfection of security interests in motor vehicles owned as of the date such entity becomes a Subsidiary); and

                  (b) the Borrower shall promptly deliver, or cause to be delivered, to the Administrative Agent under a Security Agreement certificates (if any) representing all of the issued and outstanding shares of Capital Stock of such Subsidiary owned by the

         Borrower or any Subsidiary of the Borrower, as the case may be, along with undated stock powers for such certificates, executed in blank, or, if any securities subject thereto are uncertificated securities, confirmation and evidence satisfactory to the Agents that appropriate book entries have been made in the relevant books or records of a securities intermediary or the issuer of such securities, as the case may be, or other appropriate steps shall have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Administrative Agent pursuant to the terms of a Security Agreement;

together, in each case, with such opinions, in form and substance and from counsel reasonably satisfactory to the Agents, as the Agents may reasonably request; provided, however, that notwithstanding the foregoing, no Non-U.S. Subsidiary shall be required to execute and deliver a Mortgage, a supplement to the Subsidiary Guaranty or a supplement to the Subsidiary Security and Pledge Agreement, nor will the Borrower or any Subsidiary of the Borrower be required to deliver in pledge pursuant to a Security Agreement in excess of 65% of the total combined voting power of all classes of Capital Stock of a Non-U.S. Subsidiary entitled to vote.

         SECTION 7.1.8. Future Leased Property and Future Acquisitions of Real Property; Future Acquisition of Other Property.

                  (a) Prior to entering into any new lease of real property or renewing any existing lease of real property following the Closing Date, the Borrower shall, and shall cause each of its U.S. Subsidiaries to, use all commercially reasonable efforts (which shall not require the expenditure of cash or the making of material concessions under the relevant lease) to deliver to the Administrative Agent a Waiver executed by the lessor of any real property that is to be leased by the Borrower or such U.S. Subsidiary for a term in excess of one year in any state which by statute grants such lessor a "landlord's" (or similar) Lien which is superior to the Administrative Agent's, to the extent the value of any personal property of the Borrower or its U.S. Subsidiaries to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $1,000,000.

                  (b) In the event that the Borrower or any of its U.S. Subsidiaries shall acquire any real property having a value as determined in good faith by the Administrative Agent in excess of $1,000,000 in the aggregate, the Borrower or the applicable U.S. Subsidiary shall, promptly after such acquisition, execute a Mortgage and provide the Administrative Agent with

                           (i) evidence of the completion (or satisfactory
                  arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected first priority Lien, subject to Liens permitted by Section 7.2.3, against the properties purported to be covered thereby;

                           (ii) mortgagee's title insurance policies in favor of
                  the Agents and the Lenders in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Agents, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as permitted under Section
                  7.2.3 or as approved by the Agents, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Agents shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

                           (iii) such other approvals, opinions, or documents as
                  the Agents may reasonably request; and

                  (c) In accordance with the terms and provisions of this Agreement and the other Loan Documents, provide the Administrative Agent with evidence of all recordings and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien, subject to the Liens permitted by Section 7.2.3, against all property acquired after the Closing Date (excluding motor vehicles, leases of motor vehicles and leases of real property) and an executed Perfection Certificate.

         SECTION 7.1.9. Use of Proceeds, etc. The Borrower shall deposit all of the proceeds of the Loans in the Cash Account and following the release of such funds from the Cash Account pursuant to the Borrower Security and Pledge Agreement and the Cash Collateral Agreement shall

                  (a) apply the proceeds of the Loans to fund general corporate and working capital needs of the Borrower and its Subsidiaries; and

                  (b) use Letters of Credit for working capital and general corporate purposes of the Borrower and its Subsidiaries.

         SECTION 7.1.10. Hedging Obligations. Within twelve months following the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that the Borrower and its Subsidiaries have entered into interest rate swap, cap, collar or similar arrangements designed to protect the Borrower and its Subsidiaries against fluctuations in interest rates with respect to at least 33-1/3% of the aggregate principal amount of the Term Loans for a period of at least three years from the Closing Date with terms reasonably satisfactory to the Agents.

         SECTION 7.1.11 Undertaking. The Borrower will cause the License Transfer to be completed within 365 days following the Closing Date.

         SECTION 7.1.12. Landlord Consents. Within 90 days after the Closing Date, the Borrower shall deliver to each landlord or licensor under each lease, sublease or license listed on Item 7.1.12 of the Disclosure Schedule (collectively, the "Leased Properties") a Waiver in a form reasonably satisfactory to the Agents. Thereafter, the Borrower shall use good faith efforts (which shall not require any material expenditure of cash or the making of material concessions under the relevant lease, sublease or license) to negotiate with said landlords or licensors for the execution and delivery to the Agents of a Waiver in a form reasonably satisfactory to the Agents. With respect to any real property leased by or licensed to the Borrower or any Subsidiary of the Borrower subsequent to the Closing Date, the Borrower shall use good faith efforts (which shall not require any material expenditure of cash or the making of material concessions under the relevant lease, sublease or license) to obtain from the landlord or licensor under such new lease or license an executed Waiver, in a form reasonably satisfactory to the Agents.

         SECTION 7.1.13 Year 2000. The Borrower shall take all action necessary to assure that its computer based systems are able to effectively process data including dates on and after January 1, 2000, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. At the request of the Agents or any Lender, the Borrower shall provide the Agents or such Lender, as the case may be, with assurance reasonably acceptable to the Agents or such Lender, as the case may be, of the Borrower's year 2000 capability.

         SECTION 7.1.14. Termination Statements. Within 180 days after the Closing Date, the Borrower shall have delivered to the Administrative Agent executed copies of proper Uniform Commercial Code (Form UCC-3) termination statements necessary to release all Liens and other rights of any Person identified in a schedule to be provided by the Agents to the Borrower as soon as possible after the Closing Date in any collateral described in the Borrower Security and Pledge Agreement previously granted to such Person, together with such other Uniform Commercial Code (Form UCC-3) termination statements as the Administrative Agent may reasonably request from the Borrower.

         SECTION 7.2. Negative Covenants. The Borrower agrees with the Agents, the Issuer and each Lender that, until all Commitments have terminated, all Letters of Credit have expired and all monetary Obligations then due have been paid in full, the Borrower will perform, or will cause to be performed, the obligations set forth in this Section 7.2.

         SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except for any business in which the Borrower and its Subsidiaries are engaged on the date hereof and such businesses as may be incidental, similar or related thereto (including the Borrower's Investments in Permitted Joint Ventures).

         SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                  (a) Indebtedness in respect of the Credit Extensions and other Obligations;

                  (b) Indebtedness in an aggregate principal amount not to exceed $60,000,000 at any time outstanding which is incurred by the Borrower or any of its Subsidiaries to a vendor (or its Affiliates) of any assets permitted to be acquired pursuant to Section 7.2.7 to finance its acquisition of such assets;

                  (c) Indebtedness existing as of the Closing Date which is identified in Item 7.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule, and refinancings and replacements thereof in a principal amount not exceeding the principal amount of the Indebtedness so refinanced or replaced and with an average life to maturity of not less than the then average life to maturity of the Indebtedness so refinanced or replaced;

                  (d) Hedging Obligations of the Borrower or any of its Subsidiaries in respect of the Credit Extensions;

                  (e) intercompany Indebtedness of (x) any Subsidiary Guarantor owing to the Borrower or any of its Subsidiaries or (y) the Borrower to any of its Subsidiaries, which Indebtedness (i) shall be either evidenced by one or more promissory notes, if any, in form and substance satisfactory to the Agents which have been duly executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Security Agreement or recorded on the relevant books or records of the Borrower or such Subsidiary Guarantor as an account receivable in which a security interest has been granted in favor of the Administrative Agent pursuant to the terms of a Security Agreement, and (ii) shall not be forgiven or otherwise discharged for any consideration other than payment (Dollar for Dollar) in cash unless the Agents otherwise consent;

                  (f) Indebtedness in respect of Capitalized Lease Liabilities to the extent permitted by clause (a) of Section 7.2.7;

                  (g) Indebtedness (other than Indebtedness described in clause
         (f) above) of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Liabilities and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity or decreased weighted average life thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and shall not exceed $2,000,000 in aggregate principal amount at any time outstanding and, provided, further, that the aggregate principal amount of Indebtedness permitted to be outstanding at any time by this clause (g) shall not be credited against or reduce the amount of Indebtedness permitted to be outstanding at any time under clause (b) of this Section 7.2.2;

                  (h) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $2,000,000; and

                  (i) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, and surety and performance bonds and similar instruments, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

provided, however, that no Indebtedness otherwise permitted by clause (g) or (h) may be incurred if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing, and provided, further, however, that all such Indebtedness of the type described in clause
(e)(y) that is owed to Subsidiaries which are not party to the Subsidiary Guaranty, shall be subordinated, in writing, to the Obligations upon terms satisfactory to the Agents.

         SECTION 7.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens securing payment of the Obligations or any Hedging Obligations owed to any Lender or any Affiliate of any Lender granted pursuant to any Loan Document;

                  (b) Liens granted prior to the Closing Date to secure payment of Indebtedness of the type permitted and described in clause (c) of
         Section 7.2.2;

                  (c) Liens granted to secure payment of Indebtedness of the type permitted and described in clauses (b) and (g) of Section 7.2.2; provided that (i) each such Lien attaches only those assets acquired with the proceeds of such Indebtedness (or other assets acquired with proceeds of other Indebtedness to such Lender) and (ii) the principal amount of such Indebtedness does not exceed 100% of the cost of the relevant property;

                  (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary of the Borrower; provided that (i) such security interests secure Indebtedness permitted by clause (g) of Section 7.2.2 , (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary of the Borrower (or other assets acquired with proceeds of other Indebtedness to such Lender);

                  (e) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of such Person;

                  (f) Liens of carriers, warehousemen, mechanics, materialmen, contractors, laborers and landlords or other similar Liens (i) incurred in the ordinary course of business for sums not overdue for a period of more than 30 days, or (ii) being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of such Person;

                  (g) Liens incurred in the ordinary course of business (i) in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) to secure performance of tenders, bids, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or (iii) to secure obligations on surety or appeal bonds, performance or return-of-money bonds or other obligations of a similar nature;

                  (h) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

                  (i) Liens with respect to minor imperfections of title and easements, rights-of-way, restrictions, reservations, permits, servitudes and other similar encumbrances on real property and fixtures which do not materially detract from the value or materially impair the use by the Borrower or any such Subsidiary in the ordinary course of its business of the property subject thereto;

                  (j) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

                  (k) Liens in the nature of trustees' Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 7.2.2, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof; and

                  (l) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses.

         Any term or provision of this Section to the contrary notwithstanding, unless otherwise consented to by the Required Lenders the Borrower will not permit any License Subsidiary to, and no such License Subsidiary shall, create, incur, assume or suffer to exist any Lien upon or in any of its property (including the Licenses or Capital Stock of such License Subsidiary) other than as described in clause (a) above.

         SECTION 7.2.4. Financial Covenants.

         I. For the period from and including the Closing Date through December 31, 2001:

                  (a) Senior Debt to Total Capital. The ratio of Senior Debt to Total Capital as of the end of any Fiscal Quarter occurring during the period from and including the Closing Date through December 31, 2001 shall not exceed .30:1.00.

                  (b) Total Debt to Total Capital. The ratio of Total Debt to Total Capital as of the end of any Fiscal Quarter occurring during the period from and including the Closing Date through December 31, 2001 shall not exceed .80:1.00.

         II. For the period from and including the first Fiscal Quarter ending after the Closing Date through the end of the third Fiscal Quarter of the 2001 Fiscal Year:

                  (c) Aggregate Service Revenue. Aggregate Service Revenue for any Fiscal Quarter set forth below shall not be less than the amount of Aggregate Service Revenue set forth opposite such date:

                   Date                             Aggregate Service Revenue

                  3/31/99                                   $ 1,800,000
                  6/30/99                                   $ 3,000,000
                  9/30/99                                   $ 4,500,000
                 12/31/99                                   $ 5,800,000
                  3/31/00                                   $ 7,800,000
                  6/30/00                                   $11,500,000
                  9/30/00                                   $15,000,000
                 12/31/00                                   $20,000,000
                  3/31/01                                   $23,000,000
                  6/30/01                                   $27,000,000
                  9/30/01                                   $32,000,000


         III. For the period from and including the first Fiscal Quarter ending after the Closing Date through the end of the first Fiscal Quarter of the 2003 Fiscal Year:

                   Subscriber Units. The number of Subscriber Units on or after any date set forth below shall not be less than the number of Subscriber Units set forth opposite such date:

                   Date                                 Subscriber Units

                  3/31/99                                     12,500
                  6/30/99                                     14,700
                  9/30/99                                     23,000
                 12/31/99                                     30,000
                  3/31/00                                     45,000
                  6/30/00                                     72,000
                  9/30/00                                     95,000
                 12/31/00                                    120,000
                  3/31/01                                    140,000
                  6/30/01                                    170,000
                  9/30/01                                    200,000
                 12/31/01                                    235,000
                  3/31/02                                    270,000
                  6/30/02                                    300,000
                  9/30/02                                    345,000
                 12/31/02                                    382,000
                  3/31/03                                    420,000


                   Covered POPs. As of each date set forth below, the number of Covered POPs shall not be less than the number set forth opposite such date:

                    Date                                   Covered POPs

                   3/31/99                                   3,700,000
                   6/30/99                                   3,800,000
                   9/30/99                                   3,800,000
                  12/31/99                                   4,600,000
                   3/31/00                                   9,000,000
                   6/30/00                                  10,707,000
                   9/30/00                                  13,031,000
                  12/31/00                                  14,940,000
                   3/31/01                                  15,400,000
                   6/30/01                                  16,185,000
                   9/30/01                                  18,600,000
           12/31/01 and thereafter                          22,000,000


         IV. For the period from and including the fourth Fiscal Quarter of the 2001 Fiscal Year through the end of the first Fiscal Quarter of the 2003 Fiscal Year:

                  (f) Senior Debt to Annualized Adjusted EBITDA. The ratio of
         (i) Senior Debt outstanding on the last day of any Fiscal Quarter set forth below to (ii) Annualized Adjusted EBITDA for the period ending on such date shall not exceed the ratio set forth opposite such date:


          Fiscal Quarter                             Ratio of Senior Debt to
            Ending On                               Annualized Adjusted EBITDA

             12/31/01                                        4.75:1.00
              3/31/02                                        3.50:1.00
              6/30/02                                        3.50:1.00
              9/30/02                                        3.00:1.00
             12/31/02                                        3.00:1.00
              3/31/03                                        2.50:1.00



                  (g) Total Debt to Annualized Adjusted EBITDA. The ratio of (i) Total Debt outstanding on the last day of any Fiscal Quarter set forth below to (ii) Annualized Adjusted EBITDA for the period ending on such date shall not exceed the ratio set forth opposite such date:


          Fiscal Quarter                             Ratio of Total Debt to
            Ending On                               Annualized Adjusted EBITDA

             12/31/01                                       20.50:1.00
              3/31/02                                       15.25:1.00
              6/30/02                                       10.50:1.00
              9/30/02                                       10.00:1.00
             12/31/02                                        9.00:1.00
              3/31/03                                        8.00:1.00


         V. For the period from and including the second Fiscal Quarter of the 2003 Fiscal Year through the Stated Maturity Date:

                  (h) Senior Debt to Annualized EBITDA. The ratio of (i) Senior Debt outstanding on the last day of any Fiscal Quarter set forth below to (ii) Annualized EBITDA for the period ending on such date shall not exceed the ratio set forth opposite such date:

          Fiscal Quarter                             Ratio of Senior Debt to
            Ending On                                  Annualized EBITDA

              6/30/03                                        4.50:1.00
              9/30/03                                        4.00:1.00
             12/31/03                                        3.50:1.00
              3/31/04                                        3.00:1.00
              6/30/04 and thereafter                         2.50:1.00

                  (i) Total Debt to Annualized EBITDA. The ratio of (i) Total Debt outstanding on the last day of any Fiscal Quarter set forth below to (ii) Annualized EBITDA for the period ending on such date shall not exceed the ratio set forth opposite such date:

          Fiscal Quarter                             Ratio of Total Debt to
            Ending On                                   Annualized EBITDA

              6/30/03                                        20.50:1.00
              9/30/03                                        18.50:1.00
             12/31/03                                        16.50:1.00
              3/31/04                                        13.00:1.00
              6/30/04                                        10.00:1.00
              9/30/04                                        10.00:1.00
             12/31/04                                         8.50:1.00
              3/31/05                                         7.00:1.00
              6/30/05                                         6.00:1.00
              9/30/05                                         5.75:1.00
             12/31/05                                         5.50:1.00
              3/31/06 and thereafter                          5.00:1.00


                  (j) Interest Coverage Ratio. The ratio of (i) Annualized EBITDA on the last day of any Fiscal Quarter set forth below to (ii) Consolidated Cash Interest Expense for such period shall not be less than the ratio set forth opposite such date or period:

          Date or Period                             Interest Coverage Ratio

              6/30/03 to 12/31/04                             1.10:1.00
              3/31/05                                         1.15:1.00
              6/30/05 to 12/31/05                             1.25:1.00
              3/31/06 to 6/30/06                              1.75:1.00
              9/30/06 and thereafter                          2.00:1.00


                  (k) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio as of the end of the any Fiscal Quarter set forth below shall not be less than the ratio set forth opposite such period:

              Period                                Fixed Charge Coverage Ratio
                                                           Coverage Ratio

              6/30/03 to 3/31/05                              1.00:1.00
              6/30/05 to 9/30/05                              1.10:1.00
             12/31/05 and thereafter                          1.25:1.00

                  (l) Cash Account. The balance maintained in the Cash Account at all times until the earlier to occur of (i) the effectiveness of the License Transfer and (ii) 395 days after the Closing Date shall not be less than the Required Balance.

         SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                  (a) Investments existing on the Closing Date and identified in
         Item 7.2.5(a) ("Ongoing Investments") of the Disclosure Schedule;

                  (b) Cash Equivalent Investments;

                  (c) without duplication, Investments permitted as Indebtedness pursuant to Section 7.2.2;

                  (d) without duplication, Investments permitted as Capital Expenditures pursuant to Section 7.2.7;

                  (e) Investments by the Borrower in any of its Subsidiaries (or any Person which, after making an Investment, becomes a Subsidiary), or by any such Subsidiary in any Subsidiary of the Borrower, by way of contributions to capital;

                  (f) Investments in the form of loans to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $2,500,000 in cash;

                  (g) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and other disputes with customers and suppliers arising in the ordinary course of business;

                  (h) Investments in Permitted Joint Ventures; or

                  (i) additional Investments in an aggregate amount at any time outstanding not to exceed $2,000,000; provided, that the amount of any such additional Investment outstanding at any time shall be deemed to be equal to the amount of such Investment on the date made, minus the sum of amounts received in cash in respect of such Investment representing return of capital, repayment of loans and return on capital (including interest and dividends) up to the amount of such Investment on the date made;

provided, however, that

                  (j) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held for no more than 180 days following the date that such Investment no longer meets the requirements of such definition; and

                  (k) no Investment otherwise permitted by clause (e) (other than an Investment in a wholly-owned Subsidiary) or (h) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing, unless such party has irrevocably committed to making such Investment.

         SECTION 7.2.6. Restricted Payments, etc. On and at all times after the Closing Date, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare, pay or make any dividend, distribution or exchange (in cash, property or obligations) or other payment on or in respect of any Senior Notes, any shares of Preferred Stock of the Parent or any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower (other than (i) dividends or distributions payable in common stock or warrants to purchase its common stock, (ii) splits or reclassifications of its Capital Stock into additional or other shares of a similar class of its Capital Stock (provided that such other class of Capital Stock (x) is not (by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise) redeemable, at the option of the holder thereof, on or prior to February 8, 2010 or convertible or exchangeable for debt securities and (y) does not require the payment of dividends in cash) and (iii) in the case of Preferred Stock, dividends or distributions payable in additional Preferred Stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the payment, purchase, redemption, exchange, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to pay, purchase, redeem or exchange, any Senior Notes or any shares of Preferred Stock of the Parent or any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower, or warrants, options or other rights with respect to any shares of Preferred Stock of the Parent or any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower (the foregoing prohibited acts are herein collectively referred to as "Restricted Payments"); provided, however, that notwithstanding the foregoing provisions,

                  (a) so long as (A) no Default shall have occurred and be continuing on the date such Restricted Payment is declared or to be made, nor would a Default result from the making of such Restricted Payment, (B) after giving effect to the making of such Restricted Payment the Parent and its Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the payment of such Restricted Payment for which relevant financial information has been delivered pursuant to clause (a) or (b) of Section 7.1.1, and (C) an Authorized Officer of the Borrower shall have delivered a certificate to the Agents in form and substance satisfactory to the Agents (including a calculation of compliance with the covenants set forth in Section 7.2.4) certifying as to the accuracy of clauses (A) and (B) above, the Borrower shall be permitted to pay cash dividends to the Parent to the extent necessary to enable the Parent to

                           (i) repurchase, redeem or otherwise acquire or retire
                  for value any common stock of the Parent, or any warrant, option or other right to acquire common stock of the Parent, from former employees or directors of the Parent or any Subsidiary for consideration not to exceed (x) $500,000 in the aggregate in any Fiscal Year (with unused amounts in any Fiscal Year being carried forward to subsequent Fiscal Years), and (y) in the case of any Itemized Executive, $2,000,000 per Itemized Executive (plus the amount of any proceeds of any key man life insurance received by the Borrower or any Subsidiary in respect of such Itemized Executive) in any Fiscal Year up to an aggregate amount not to exceed $5,000,000 in any Fiscal Year; provided, that the aggregate amount of all such repurchases made pursuant to this clause (i) shall not exceed $17,000,000 over the term of this Agreement (excluding the amount of any proceeds of any key man life insurance received by the Borrower or any Subsidiary in respect of any Itemized Executive);

                           (ii) pay cash interest on the Senior Notes; and

                  (b) the Borrower shall be permitted to make Restricted Payments to the Parent in amounts required for the Parent to pay when due income and franchise taxes and other fees and expenses required to maintain its corporate existence and satisfy its reporting and financial obligations and to pay out-of-pocket costs, operating expenses and other amounts required to be paid by the Parent during such Fiscal Year.

         SECTION 7.2.7. Capital Expenditures, etc.

                  (a) The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year set forth below in excess of the aggregate amount set forth opposite such Fiscal Year:

                      Fiscal Year                          Amount

                         1999                            $275,000,000
                         2000                            $200,000,000
                         2001                            $110,000,000
                         2002                            $ 50,000,000
                         2003                            $ 60,000,000
                         2004                            $ 70,000,000
                         2005                            $ 80,000,000
               2006 and each Fiscal Year                 $ 90,000,000
                      thereafter

         provided, however, that to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year pursuant to this
         Section 7.2.7 exceeds the aggregate amount of Capital Expenditures actually made during such Fiscal Year, up to 75% of such excess amount may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by the Borrower to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to the Borrower and its Subsidiaries using the amount of Capital Expenditures permitted by this Section 7.2.7 without giving effect to such carry-forward) and provided, further, that the amount of Capital Expenditures permitted to be made in the 1999 Fiscal Year shall not include the Motorola Contribution or the reimbursement payment to Nextel in an amount of approximately $115,300,000 in respect of operational networks and other infrastructure in Hawaii, New York and other markets contributed by Nextel to the Parent and further contributed to the Borrower on the Closing Date.

                  (b) The parties acknowledge and agree that the permitted Capital Expenditure level set forth in clause (a) above shall be exclusive of the amount of Capital Expenditures actually made with cash equity capital contributions made, directly or indirectly, by any Person other than the Borrower and its Subsidiaries, after the Closing Date to the Borrower or any of its Subsidiaries and specifically identified in a certificate delivered by an Authorized Officer of the Borrower to the Agents prior to the time such capital contribution is made.

         SECTION 7.2.8. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

                  (a) any such Subsidiary (other than the License Subsidiary) may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower (so long as the Borrower is the surviving corporation of such combination or merger) or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary; provided that, notwithstanding the above, a Subsidiary may only liquidate or dissolve into, or merge with and into, another Subsidiary of the Borrower if, after giving effect to such combination or merger, the Borrower continues to own (directly or indirectly), and the Administrative Agent continues to have pledged to it pursuant to a Security Agreement, a percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Subsidiary surviving such combination or merger that is equal to or in excess of the percentage of the issued and outstanding shares of Capital Stock (on a fully diluted basis) of the Subsidiary that does not survive such combination or merger that was (immediately prior to the combination or merger) owned by the Borrower or pledged to the Administrative Agent; and

                  (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person (or any division thereof) not then a Subsidiary, or acquire such Person by merger, if permitted (without duplication) pursuant to
         Section 7.2.7 to be made as a Capital Expenditure or if permitted (without duplication) pursuant to Section 7.2.5 to be made as an Investment.

         SECTION 7.2.9. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any of its assets, whether now owned or hereafter acquired (including accounts receivable and Capital Stock of Subsidiaries) to any Person, unless

                  (a) such sale, transfer, lease, contribution or conveyance of such assets is (i) in the ordinary course of its business (and does not constitute a sale, transfer, lease, contribution or other conveyance of all or a substantial part of the Borrower's and its Subsidiaries' assets, taken as a whole), is of obsolete or worn out property or is no longer useful in the business of the Borrower, (ii) permitted by Section 7.2.8, or (iii) between the Borrower and one of its Subsidiaries or between Subsidiaries of the Borrower;

                  (b) such sale, transfer, lease, contribution or conveyance constitutes (i) an Investment permitted under Section 7.2.5, (ii) a Lien permitted under Section 7.2.3 or (iii) a License Exchange; provided, however, that the aggregate value of all Licenses exchanged for Licenses from a third party pursuant to clause (c) of the definition of "License Exchange" shall not exceed $20,800,000; or

                  (c) (i) such sale, transfer, lease, contribution or conveyance of such assets is for fair market value and the consideration consists solely of cash, (ii) the Net Disposition Proceeds received from such assets, together with the Net Disposition Proceeds of all other assets sold, transferred, leased, contributed or conveyed pursuant to this clause (c) since the Closing Date, does not exceed (individually or in the aggregate) $50,000,000 over the term of this Agreement and (iii) an amount equal to the Net Disposition Proceeds generated from such sale, transfer, lease, contribution or conveyance is applied to prepay the Loans pursuant to the terms of clause (d) of Section 3.1.1 and Section 3.1.2.

         Any term or provision of this Section to the contrary notwithstanding, unless otherwise consented to by the Required Lenders (including pursuant to the NWIP Undertaking) or unless the consent of the Required Lenders is not required pursuant to the NWIP Undertaking, the Borrower will not permit any License Subsidiary to, and no such License Subsidiary shall, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any of its assets (including the Licenses or Capital Stock of such License Subsidiary).

         SECTION 7.2.10. Modification of Certain Agreements. Without the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, amendment and restatement, waiver or other modification of any of the terms or provisions contained in, or applicable to, the Preferred Stock (or any charter provisions relating thereto), any Senior Discount Notes (including any agreement or indenture related thereto or to the Senior Discount Note Issuance) or any Transaction Document or any schedules, exhibits or agreements related thereto, in each case which would (i) adversely affect the rights or remedies of the Lenders or the Borrower's or any other Obligor's legal ability or legal right or power to perform its respective material obligations hereunder or under any Loan Document to which it is a party, (ii) decrease the amount of Committed Equity contributed in respect of the Transaction or (iii) increase the Borrower's or any of its Subsidiaries' obligations or liabilities, contingent or otherwise and such increase could reasonably be expected to have a Material Adverse Effect.

         SECTION 7.2.11. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates (other than another Obligor) unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates; provided, however, that the Borrower and its Subsidiaries (a) may enter into and perform their obligations under the Transaction Documents to which each is a party as of the Closing Date, (b) may enter into any transaction involving the issuance of equity securities, employment agreements or payment of directors' fees and (c) may enter into any transaction which is approved by a majority of the disinterested directors of the Borrower.

         SECTION 7.2.12. Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting

                    (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than in the case of any assets acquired with the proceeds of any Indebtedness permitted under clause (f) of Section 7.2.2 or subject to Capitalized Lease Liabilities permitted under such clause (f), customary limitations and prohibitions contained in such Indebtedness), or (ii) the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

                  (b) any Subsidiary from making any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.

         SECTION 7.2.13. Liabilities of License Subsidiary. The Borrower will not permit any License Subsidiary to incur, assume or permit to exist any liabilities (other than under the Subsidiary Guaranty and the Subsidiary Security Agreement, the Communications Act and taxes and other liabilities incurred in the ordinary course in order to maintain its existence) or to engage in any business or activities other than holding of Licenses.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

         SECTION 8.1.1. Non-Payment of Obligations. (a) The Borrower shall default in the payment or prepayment when due of any principal of any Loan, (b) the Borrower shall default in the payment when due of any Reimbursement Obligation or deposit of cash collateral for purposes pursuant to Section 2.6.4, or (c) the Borrower or any other Obligor shall default (and such default shall continue unremedied for a period of three Business Days) in the payment when due of any interest or fee with respect to the Loans or Commitments or, on demand after presentation of appropriate backup documentation, of any other Obligation.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Agents, the Issuer, the Lead Arranger or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

         SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under clause (f) of Section 7.1.1, Sections 7.1.9, 7.1.10, 7.1.11, the first sentence of 7.1.12 or Section 7.2.

         SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent at the direction of the Required Lenders.

         SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Material Subsidiaries or any other Obligor having a principal amount, individually or in the aggregate, in excess of $10,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $10,000,000 (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against the Borrower or any of its Material Subsidiaries or any other Obligor and either

                  (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or

                  (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

                  (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $10,000,000; or

                  (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

         SECTION 8.1.8. Control of the Borrower. Any Change in Control shall occur.

         SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Material Subsidiaries or any other Obligor shall

                  (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

                  (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Material Subsidiaries or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

                  (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Material Subsidiaries or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower, each Material Subsidiary and each other Obligor hereby expressly authorizes the Agents, the Issuer and each Lender to appear in any court conducting any relevant proceeding during such 60- day period to preserve, protect and defend their rights under the Loan Documents;

                  (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Material Subsidiaries or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower or such Material Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower, each Material Subsidiary and each other Obligor hereby expressly authorizes the Agents, the Issuer and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                  (e) take any action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.1.10. Impairment of Security, etc. (a) Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; (b) the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or (c) any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document except to the extent any event referred to above (a) relates to assets of the Borrower or any of its Subsidiaries which are immaterial, (b) results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under any Security Agreement or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction or
(c) is covered by a lender's title insurance policy and the relevant insurer promptly after the occurrence thereof shall have acknowledged in writing that the same is covered by such title insurance policy.

         SECTION 8.1.11. Licenses. The FCC shall terminate, revoke or fail to renew one or more Licenses, which individually or in the aggregate are material, of the Borrower or its Subsidiaries, taken as a whole.

         SECTION 8.1.12. Rights to Use. The Borrower's right to use the "Nextel" brand name or national switching infrastructure pursuant to the Trademark License Agreement and the Switch Sharing Agreement with Nextel or to acquire equipment incorporating the "iDEN" technology pursuant to the Infrastructure Equipment Purchase Agreement shall terminate prior to the stated expiration thereof, unless in either case such termination could not reasonably be expected to have a Material Adverse Effect because the parties have entered into replacement or successor agreements with respect thereto which are reasonably satisfactory to the Agents, or any default or termination of any rights under any material agreements, which occurrence or termination could reasonably be expected to have a Material Adverse Effect, shall occur.

         SECTION 8.1.13. Subscription and Contribution Agreement. Any party to the Subscription and Contribution Agreement shall fail to comply with any funding or contribution obligation under any such agreement, which failure shall remain unremedied (either by cure by such Person or other Person) for a period of five Business Days.

         SECTION 8.1.14. License Transfer. The License Transfer shall fail to be consummated within 365 days following the Closing Date.

         SECTION 8.1.15. Nextel Operating Agreements. (i) Any Nextel Operating Agreement shall terminate or fail to be renewed (except (x) in the case of the Asset Transfer and Reimbursement Agreement, the Transition Services Agreement and the Infrastructure Equipment Purchase Agreement, at such time as all material obligations of the parties thereunder have been performed, (y) in the case of the Interim Management Agreement, pursuant to Section 8(c) thereof or
(z) the Analog Management Agreement), (ii) a Material Breach (as defined in the Joint Venture Agreement) described in Section 12.3 A, B or C of the Joint Venture Agreement shall occur and be continuing which could reasonably be expected to have a Material Adverse Effect, (iii) a Material Breach (other than a Material Breach described in Section 12.3 A, B or C of the

Joint Venture Agreement) shall occur and continue unremedied after the expiration of all applicable grace periods and arbitration proceedings, or (iv) NWIP shall default in the due performance and observance of any of its obligations under the NWIP Undertaking which default could reasonably be expected to have a Material Adverse Effect.

         SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand and the Borrower shall automatically and immediately be obligated to deposit with the Administrative Agent cash collateral in an amount equal to all Letter of Credit Outstandings.

         SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than an Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable, require the Borrower to provide cash collateral to be deposited with the Administrative Agent in an amount equal to the undrawn amount of all Letters of Credit outstanding and/or declare the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall deposit with the Administrative Agent cash collateral in an amount equal to all Letters of Credit Outstandings.


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

         SECTION 9.1. Actions. Each Lender hereby appoints DLJ as its Syndication Agent and BOM as its Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each of the Agents agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. The Agents may execute any of their respective duties under this Agreement, the Notes and each other Loan Document by or through their respective employees, agents and attorneys-in-fact. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agents, pro rata according to such Lender's percentage of the Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, either of the Agents in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which any Agent is not reimbursed by the Borrower or any other Obligor (and without limiting the obligation of the Borrower or any other Obligor to do so); provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent's gross negligence or wilful misconduct. An Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of either of the Agents shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

         SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 12:00 noon, Chicago, Illinois time, on the day prior to a Borrowing or Disbursement with respect to a Letter of Credit pursuant to Section 2.6.2 that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

         SECTION 9.3. Exculpation. None of the Agents or the Lead Arranger nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. None of the Agents or the Lead Arranger nor any of their respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements of any Obligor under any Loan Document, including, without limitation, any agreement by an Obligor to furnish information directly to each Lender, (iii) the satisfaction of any condition specified in Article V, expect receipt of items required to be delivered solely to the Administrative Agent, (iv) the existence or possible existence of any Default or Event of Default, or (v) the financial condition of the Borrower or any other Obligor. Any such inquiry which may be made by an Agent or the Issuer shall not obligate it to make any further inquiry or to take any action. The Agents and the Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agents or the Issuer, as applicable, believe to be genuine and to have been presented by a proper Person.

         SECTION 9.4. Successor. The Syndication Agent may resign as such upon one Business Day's notice to the Borrower and the Administrative Agent. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified in such notice. If the Administrative Agent at any time shall resign or be removed, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation or receiving notice of removal, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as the Administrative Agent, the provisions of (i) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and (ii) Section 10.3 and Section
10.4 shall continue to inure to its benefit. Notwithstanding anything else to the contrary in this Section 9.4, the Administrative Agent may at any time, without the consent of the Borrower or any Lender, appoint an Affiliate which is a commercial banking institution as a successor Administrative Agent.

         SECTION 9.5. Credit Extensions by Each Agent and Issuer. Each Agent and the Issuer shall have the same rights and powers with respect to (i) in the case of the Agents, the Credit Extensions made by it or any of its Affiliates and
(ii) in the case of the Issuer, the Loans made by it or any of its Affiliates, as any other Lender and may exercise the same as if it were not an Agent or the Issuer. Each Agent, the Issuer and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent or Issuer were not an Agent or Issuer hereunder.

         SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agents, the Lead Arranger, the Issuer and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents, the Lead Arranger, the Issuer and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

         SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

         SECTION 9.8. The Syndication Agent, the Documentation Agent and the Administrative Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Syndication Agent, the Documentation Agent and the Administrative Agent, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agent, the Documentation Agent or the Administrative Agent, as applicable, in such capacity except as are explicitly set forth herein or in the other Loan Documents.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Borrower and each Obligor party thereto and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

                  (a) modify any requirement hereunder that any particular action be taken by all the Lenders shall be effective unless consented to in writing by each Lender;

                  (b) modify this Section 10.1, or clause (a) of Section 10.10, change the definitions of "Required Lenders" or "Interest Period", increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in Section 3.3 (other than the administration fee referred to in Section 3.3.2), release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, release the Parent from its obligations under the Parent Guaranty and Pledge Agreement, or release all or substantially all of the collateral security (except in each case as otherwise specifically provided in this Agreement, the Subsidiary Guaranty or a Security Agreement) or extend any Commitment Termination Date shall be made without the written consent of each Lender adversely affected thereby;

                  (c) extend the due date for, or reduce the amount of, any scheduled repayment of principal of or interest on or fees payable in respect of any Loan or reduce the principal amount of or rate of interest on or fees payable in respect of any Loan or any Reimbursement Obligations (which shall in each case include the conversion of all or any part of the Obligations into equity of any Obligor) or reduce the amount of, or postpone the scheduled date of, any mandatory reduction of any Commitment, without the written consent of the holder of the Note evidencing such Loan or, in the case of a Reimbursement Obligation, the Issuer owed, and those Lenders participating in, such Reimbursement Obligation;

                  (d) affect adversely the interests, rights or obligations of any Agent, the Issuer or the Lead Arranger (in its capacity as Agent, Issuer or Lead Arranger), unless consented to in writing by such Agent, the Issuer or the Lead Arranger, as the case may be;

                  (e) have the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Revolving Loan or the issuance of a Letter of Credit without the written consent of Lenders holding at least 51% of the Revolving Loan Commitments; or

                  (f) amend, modify or waive the provisions of clause (a)(i) of
         Section 3.1.1 or clause (b) of Section 3.1.2 without the written consent of each Lender affected thereby.

No failure or delay on the part of any Agent, the Issuer, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent, the Issuer, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         For purposes of this Section 10.1, the Syndication Agent, in coordination with the Administrative Agent, shall have primary responsibility, together with the Borrower, in the negotiation, preparation, and documentation relating to any amendment, modification or waiver of this Agreement, any other Loan Document or any other agreement or document related hereto or thereto contemplated pursuant to this Section.

         SECTION 10.2. Notices. All notices, requests and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on Schedule II hereto or, in the case of a Lender which becomes a party hereto after the date hereof, as set forth in the Lender Assignment Agreement pursuant to which such Lender becomes a Lender hereunder or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, (i) if mailed and properly addressed with postage prepaid or (ii) if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or
(iii) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received).

         SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of each Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Agents and of local or foreign counsel, if any, who may be retained by counsel to the Agents) in connection with

                  (a) the syndication by the Syndication Agent and the Lead Arranger of the Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

                  (b) the filing, recording, refiling or rerecording of the Mortgages and the Security Agreements and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Mortgage or any Security Agreement; and

                  (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Agents and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, the issuance of the Notes, the issuance of the Letters of Credit, or any other Loan Documents. The Borrower also agrees to reimburse each Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by such Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitment, the Borrower indemnifies, exonerates and holds each Agent, the Lead Arranger, the Issuer and each Lender and each of their respective partners, trustees, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                  (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

                  (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to make any Credit Extension hereunder but excluding any such action in which a court of competent jurisdiction in a final non-appealable judgment determined that such Lenders breached their obligations hereunder in respect of such Credit Extension);

                  (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, the Lead Arranger, the Issuer or such Lender is party thereto;

                  (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

                  (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the relevant Indemnified Party's gross negligence or wilful misconduct. Each Obligor and its permitted successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, any Agent, the Lead Arranger, the Issuer or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, except to the extent determined by a court of competent jurisdiction in a final proceeding to have resulted from the gross negligence or wilful misconduct of any Indemnified Party. It is expressly understood and agreed that to the extent that any of such Persons is strictly liable under any Environmental Laws, such Obligor's obligation to such Person under this indemnity shall likewise be without regard to fault on the part of such Obligor, to the extent permitted under applicable law, with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, such Obligor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under
Section 4.8 and Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

         SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

         SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAW OF CONFLICTS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                  (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

                  (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

         SECTION 10.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 10.11.

         SECTION 10.11.1. Assignments. Any Lender (an "Assignor Lender"),

                  (a) with the written consents of the Borrower, the Agents and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) the Issuer ((x) which consents shall not be unreasonably delayed or withheld, (y) which consents of the Agents and the Issuer shall not be required in the case of assignments made
         (1) to DLJ or any of its Affiliates or (2) by DLJ or any of its Affiliates to any commercial bank, fund which is regularly engaged in making, purchasing or investing in loans or securities or other financial institution the long-term certificate of deposit rating or long-term senior unsecured debt rating of which as determined by S&P or Moody's is at least BBB or Baa2 and (z) which consent of the Borrower shall not be required at any time when an Event of Default shall have occurred and be continuing), may at any time assign and delegate to one or more commercial banks, funds which are regularly engaged in making, purchasing or investing in loans or securities or other financial institutions, and

                  (b) with notice to the Borrower, the Agents and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) the Issuer, but without the consent of the Borrower, the Agents or the Issuer, may assign and delegate to any of its Affiliates or to any other Lender or to a Related Fund of any Lender

(each such Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans, participations in Letters of Credit and Letter of Credit Outstandings with respect thereto and Commitments (which assignment and delegation shall be, as among Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit, of a constant, and not a varying, percentage) in a minimum aggregate amount equal to the lesser of (i) $1,000,000 or (ii) the then remaining amount of such Lender's Loans and Commitments; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in Section 4.6 and the Borrower, each other Obligor and the Agents shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until (x) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agents by such Lender and such Assignee Lender, (y) such Assignee Lender shall have executed and delivered to the Borrower and the Agents a Lender Assignment Agreement, accepted by the Agents, and (z) the processing fees described below shall have been paid.

From and after the date that the Agents accept such Lender Assignment Agreement,
(i) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and
(ii) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within ten Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender), and to the extent requested, new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The Assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500, unless such assignment and delegation is by a Lender to its Affiliate or to a Related Fund or if such assignment and delegation is by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee), as provided below or is otherwise consented to by the Administrative Agent. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void. Nothing contained in this Section 10.11.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans or participate in Letters of Credit of Letter of Credit Outstandings) under this Agreement and/or its Loans and/or its Notes hereunder (i) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee; provided that any such assignment to a trustee shall be subject to the provisions of clause (a) of this Section 10.11.1. In the event that S&P, Moody's or Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender with a Commitment to make Revolving Loans or participate in Letters of Credit becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) respectively, then the Borrower (with the consent of the Administrative Agent and the Issuer) shall have the right, but not the obligation, upon notice to such Lender and the Agents, to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in this Section, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section) all its interests, rights and obligations in respect of its Revolving Loan Commitment under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any governmental authority and (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made, and Letters of Credit participated in, by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

         SECTION 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each such commercial bank and other Person being herein called a "Participant") participating interests in any of the Loans, Commitments, participations in Letters of Credit and Letters of Credit Outstandings or other interests of such Lender hereunder; provided, however, that

                  (a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

                  (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

                  (c) the Borrower and each other Obligor and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

                  (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, agree to any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, a decrease in the principal amount, or an extension of the final Stated Maturity Date, of any Loan in which such Participant has purchased a participating interest or a release of all or substantially all of the collateral security under the Loan Documents or any Subsidiary Guarantor that is a Material Subsidiary under any Subsidiary Guaranty, in each case except as otherwise specifically provided in a Loan Document; and

                  (e) the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees, subject to clause (e) above, that, to the fullest extent permitted under applicable law, each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a
Lender.

         SECTION 10.12. Confidentiality. The Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners,

Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

                  (a) unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

                  (b) prior to any such disclosure pursuant to this Section 10.12, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

                           (i) to be bound by this Section 10.12; and

                           (ii) to require such Person to require any other
                  Person to whom such Person discloses such non-public information to be similarly bound by this Section 10.12; and

                  (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

         SECTION 10.13. Other Transactions. Nothing contained herein shall preclude the Agents or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

         SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER THAT IS BROUGHT IN THE STATE OF NEW YORK SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE

STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AND EXPRESSLY AND IRREVOCABLY APPOINTS CT CORPORATION SYSTEM AS ITS DOMICILE AND ADDRESS FOR SERVICE OF PROCESS FOR PURPOSES OF ANY ACTION AS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THIS SECTION 10.14, AND AGREES THAT SERVICE UPON SUCH AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT SERVICE OF PROCESS UPON THE BORROWER OR ITS SUCCESSORS AND ASSIGNS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON IT. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE ISSUER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY SUCH PERSON TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 10.15. Waiver of Jury Trial. THE AGENTS, THE LENDERS, THE ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE ISSUER OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE LENDERS AND THE ISSUER

ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                             NEXTEL PARTNERS OPERATING CORP.


                                             By: /s/ John D. Thompson
                                                 ----------------------------
                                                 Name: John D. Thompson
                                                 Title: Chief Financial Officer

                                             Address: 4500 Carillon Point
                                                      Kirkland, WA 98033

                                             Facsimile No.: (425) 828-8098

                                             Attention: John Thompson

                                    DLJ CAPITAL FUNDING, INC.,
                                        as the Syndication Agent and as Lender


                                    By   /s/ Harold J. Philipps
                                        ---------------------------------------
                                        Name: Harold J. Philipps
                                        Title: Managing Director

                                    Address: 277 Park Avenue
                                             10th Floor
                                             New York, NY 10172

                                    Facsimile No.: (212) 892-6031

                                    Attention: Tanya Holman

                                   THE BANK OF NEW YORK,
                                       as the Documentation Agent and as Lender

                                   By  /s/ Gerry Granovsky
                                      -----------------------------------------
                                       Name: Gerry Granovsky
                                       Title: Vice President

                                   Address: One Wall St.
                                               16th Floor
                                               New York, NY 10286

                                   Facsimile No.: (212) 635-8593

                                   Attention: Gerry Granovsky

                                   BANK OF MONTREAL, Chicago Branch
                                       as the Administrative Agent and as Lender

                                   By  /s/ Karen Klapper
                                      -----------------------------------------
                                       Name: Karen Klapper
                                       Title: Director

                                   Address:  430 Park Avenue
                                               New York, NY  10022

                                   Facsimile No.: (212) 605-1648

                                   Attention: Karen Klapper

                                                   LENDERS:


                                                   BARCLAYS BANK PLC


                                                   By  /s/ Daniele Iacorone
                                                      -------------------------
                                                       Name: Daniele Iacorone
                                                       Title: Associate Director

                                             FIRST UNION NATIONAL BANK


                                             By /s/ Bruce W. Loftin
                                                -------------------------
                                                 Name: Bruce W. Loftin
                                                 Title: Senior Vice President

                                        DRESDNER BANK AG NEW YORK & GRAND
                                        CAYMAN BRANCHES


                                        By /s/ William E. Lambert
                                          -------------------------------------
                                            Name: William E. Lambert
                                            Title: Assistant Vice President

                                        By /s/ Brian Haughney
                                          -------------------------------------
                                            Name: Brian Haughney
                                            Title: Assistant Treasurer

                                        THE FUJI BANK, LIMITED


                                        By  /s/ Teiji Teramoto
                                           ------------------------------------
                                            Name: Teiji Teramoto
                                            Title: Vice President & Manager